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                                                                   EXHIBIT 10.01

                                OPTION AGREEMENT
                 601 Townsend Street, San Francisco, California


                                 By and Between


                         Baker Hamilton Properties, LLC,
                     a California Limited Liability Company

                                   ("Seller")


                                       and


                                Macromedia, Inc.
                             a Delaware Corporation

                                    ("Buyer")

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                                OPTION AGREEMENT
                 601 Townsend Street, San Francisco, California

        THIS OPTION AGREEMENT ("Agreement") is made and entered into as of July 16, 2003 (the "Effective Date") by and between Baker Hamilton Properties, LLC, a California limited liability company ("Seller"), and Macromedia, Inc., a Delaware corporation ("Buyer").

                                 R E C I T A L S

        This Agreement is made with respect to the following facts and circumstances:

        A. Seller owns certain real property commonly known as 601 Townsend Street, San Francisco, California, which real property, together with certain personal property is collectively referred to in this Agreement as the "Property" and is more particularly defined below.

        B. Subject to the terms and conditions herein, Seller desires to grant Buyer an option to purchase the Property, and Buyer desires to acquire such option.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer agree as follows:

1.      OPTION TO PURCHASE.

        1.1 Grant of Option. In consideration for the Option Payment provided for below and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby grants to Buyer an option ("Option") to purchase the Property in accordance with and subject to all of the terms and conditions set forth in this Agreement.

        1.2 Option Payment. As consideration for the grant of the Option provided herein, Buyer shall pay to Seller outside of escrow, on July 25, 2003, the sum of Two Hundred Thousand Dollars ($200,000) in immediately available funds ("Option Payment") provided, however, that in no event shall Buyer be required to pay the Option Payment until one (1) business day following the date on which the First Offer Notice (as defined immediately below) has been given by Seller to Buyer, if at all. Seller shall give Buyer written notice ("First Offer Notice") in the event that Omnicom (as defined below) fails to timely exercise the right of first offer as more particularly described in Section 8.1.6 below. Upon purchase of the Property following exercise of the Option, the Option Payment shall be credited against the Purchase Price (as defined below) for the benefit of Buyer. Except as otherwise provided in this Agreement, in the event that Buyer does not exercise the Option provided for herein, or in the event that Buyer does not purchase the Property after exercising the Option, then the entire amount of the Option Payment shall be retained by Seller.

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        1.3     Term. The term ("Term") of the Option shall commence as of the
Effective Date and shall continue thereafter until 5:00 p.m. Pacific daylight time, August 12, 2003.

        1.4 Exercise of the Option. The Option provided for herein shall be exercised, if at all, by written notice ("Exercise Notice") given by Buyer to Seller prior to the expiration of the Term. Such notice shall set forth the unequivocal intent of the Buyer to exercise the Option. The Exercise Notice shall be in the form attached hereto as Exhibit 1.4. Following timely exercise of the Option provided for herein, Buyer shall purchase from Seller and Seller shall sell to Buyer, the Property in accordance with all of the terms of this Agreement. Notwithstanding any provision to the contrary contained in this Agreement, including, without limitation, the provisions of this Section 1.4, the Option shall not be considered as having been exercised by Buyer, unless (i) the Exercise Notice is timely given prior to the expiration of the Term, (ii) the Deposit (as defined below) is timely delivered, and (iii) the options as provided in the King Street Agreement (as defined below) and 625 Agreement (as defined below) are concurrently duly exercised. For purposes of this Agreement, the term "King Street Agreement" refers to a separate agreement in connection with certain real property commonly known as 650 King Street, San Francisco, California ("King Street Property") pursuant to which Seller has granted and Buyer has acquired an option to purchase the King Street Property. For purposes of this Agreement, the term "625 Agreement" refers to a separate agreement in connection with certain real property commonly known as 625 Townsend Street ("625 Property") pursuant to which Townsend 625, LLC, a California limited liability company ("Townsend 625"), an affiliate of Seller, has granted to Buyer an option to purchase the 625 Property.

        1.5 Termination. In the event that Buyer fails to duly exercise the Option, as provided in Section 1.4, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder (except for the obligations of Seller or Buyer which are expressly stated in this Agreement to survive the termination of this Agreement) and, except as otherwise provided in this Agreement, the Option Payment shall be retained by Seller.

2.      PURCHASE AND SALE.

        2.1 Property. Subject to the terms and conditions hereof, upon the exercise of the Option provided for above, Seller hereby agrees to sell, convey and assign to Buyer, and Buyer hereby agrees to purchase and accept from Seller on the Closing Date (as defined below) the following (collectively, the "Property"):

                2.1.1 That certain tract or parcel of land situated in the City and County of San Francisco, California, which is legally described on
Exhibit 2.1.1 attached hereto, together with any and all rights, privileges and easements appurtenant thereto (collectively, the "Land");

                2.1.2 All buildings, structures, fixtures and other improvements of every kind and description affixed to or located in, on, over, or under the Land (excluding fixtures

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owned by tenants and which such tenants have the right to remove under the terms of their respective Leases, as defined below) (all of which are collectively referred to as the "Improvements"); and

                2.1.3 All right, title and interest of Seller in and to all tangible personal property listed on Exhibit 2.1.3 attached hereto (collectively, the "Personal Property").

        2.2 Real Property. The Land and Improvements are collectively referred to as the "Real Property."

        2.3 Assignment. In addition, Seller shall convey and assign to Buyer all of the right, title and interest of Seller in and to (i) all leases, licenses, rental and other agreements for the use or occupancy of any portion of the Real Property (collectively, "Leases"), which Leases are listed on Exhibit 2.3(i) attached hereto; together with any guarantees of the Leases and any and all security deposits, letters of credit, and other property given or delivered by any tenant, lessee, or occupant under a Lease (collectively, the "Tenants" and each, individually, a "Tenant") as collateral security for performance of such Tenant's obligations under such Lease; (ii) all assignable service contracts and other agreements, if any, relating to the Real Property or Personal Property, which, pursuant to the terms of this Agreement, are to continue in effect after the Closing (as defined below) [the service contracts presently applicable to the Property are listed on Exhibit 2.3(ii) attached hereto (collectively, the "Service Contracts")]; (iii) all assignable current licenses, permits, certificates of occupancy, approvals and entitlements issued or granted in connection with the Real Property as well as any and all assignable development rights and any other intangible rights, interests or privileges relating to or used in connection with the Real Property; (iv) any assignable right to use the current names of the Real Property, logos, trademarks, tradenames and symbols and promotional materials; and (v) all transferable warranties, guarantees or sureties relating to the Real Property or the Personal Property. Such assignment shall be made pursuant to the form of Assignment and Assumption Agreement described in Section 9.1.3 below ("Assignment").

        2.4 Excluded Property. Notwithstanding any provision to the contrary of this Agreement, the Property being conveyed pursuant to this Agreement does not include (and Seller expressly reserves all rights with respect to) the following: (i) any rebates of real property taxes on the Real Property paid by Seller and attributable to the period prior to the Closing; (ii) any refund or other amount recovered from the California Petroleum Underground Storage Tank Clean-Up Fund, or otherwise recovered, with respect to Seller's previously having removed one or more underground storage tanks from the Real Property; and
(iii) any and all rights to that certain letter of credit in the amount of $1,600,000 issued at the request of Organic, Inc. for the benefit of Seller. Following the Closing, Buyer shall reasonably cooperate with Seller with respect to the matters described above in this Section 2.4 by executing such documents and taking such action as may be reasonably requested by Seller in connection with such matters, at no cost or expense to Buyer.

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3.      PURCHASE PRICE. Buyer shall pay as the total purchase price for the
Property ("Purchase Price") the sum of Thirty-Nine Million Seven Hundred Thousand Dollars ($39,700,000). The Purchase Price shall be paid as follows:

        3.1 Option Payment. At Closing, the Option Payment shall be applied and credited toward the payment of the Purchase Price. In the event that Buyer fails to timely pay the Option Payment, Seller shall be entitled, at Seller's sole option, to terminate this Agreement immediately by giving written notice of such termination to Buyer;

        3.2 Deposit. Subject to the timely exercise of the Option by Buyer, not later than two (2) business days following the date on which the Exercise Notice is given, Buyer shall cause an additional Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Deposit") in immediately available funds to be delivered into Escrow (as defined below). The failure of Buyer to timely deliver the Deposit shall be a material default, and Seller, at Seller's sole option, may terminate this Agreement by giving written notice of such termination to Buyer and the Title Company (as defined below). In the event of any such termination by reason of Buyer's failure timely to deliver the Deposit into Escrow, Buyer shall be considered to have not exercised the Option and the entire amount of the Option Payment shall be retained by Seller.

        3.3 Interest on Deposit. Subject to the provisions of Section 3.6 below, the Deposit shall be held in Escrow in accordance with the provisions of this Agreement in an interest bearing, federally insured account at a bank or other financial institution designated by the Title Company and reasonably acceptable to Buyer, and all interest accruing thereon shall be credited to the account of Buyer, except as otherwise provided herein, and shall be considered to be a part of the Deposit.

        3.4 Disposition of the Deposit. At the Closing, the Deposit and all interest accrued thereon shall be applied and credited toward the payment of the Purchase Price. Upon exercise of the Option and delivery of the Deposit into Escrow, the Deposit shall become non-refundable in accordance with the provisions of Section 19.1 subject to return to Buyer only as expressly provided in this Agreement. In the event of a return of the Deposit to Buyer, if a portion of the Deposit has been released from Escrow to Seller, as provided in
Section 3.6 below, the released portion of the Deposit, including accrued interest and interest deemed accrued will be reimbursed by Seller to Buyer within two (2) business days following demand by Buyer.

        3.5 Cash Balance. On or before the Closing, Buyer shall deliver into Escrow in immediately available funds the balance of the Purchase Price. The Purchase Price, net of any prorations and closing costs to be paid by Seller as provided in this Agreement and net of the Option Payment and net of any Withdrawals (as defined below) made by Seller, and the interest deemed to have accrued thereon, shall be paid by the Title Company to Seller on the Closing Date by federal wire transfer of immediately available funds to a bank account(s) designated by Seller in a written notice to the Title Company given prior to the Closing.

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        3.6     Release of Deposit Under Specified Conditions: On or after the
Release Date (as defined below), provided that Seller has satisfied the Release Conditions (as defined below), Seller shall be entitled to withdraw from Escrow, on the conditions specified herein, a portion of the Deposit, on one or more occasions (each, a "Withdrawal"), provided that the total of all Withdrawals shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000). Each Withdrawal shall be transferred by Title Company directly to an escrow company chosen by Seller and reasonably satisfactory to Buyer ("Other Escrow"), for deposit to an escrow account held by Other Escrow in Seller's name or in the name of an entity reasonably satisfactory to Buyer who will act as qualified intermediary for Seller's disposition of the Property in a tax-deferred exchange, to be used solely as a deposit towards the acquisition of property intended to qualify as replacement property for Seller's tax-deferred exchange ("Exchange Property"). The transfer of the Withdrawal to the Other Escrow shall be accompanied by written instructions executed by Seller irrevocably instructing Other Escrow, under any circumstances where such funds would otherwise be refundable to Seller, to instead pay such funds to Title Company. To obtain a Withdrawal, Seller shall give written notice to Title Company and Buyer specifying the amount of the proposed Withdrawal, the name and address of the Other Escrow, the escrow number and name and telephone number of the escrow officer handling the Other Escrow, the address or other information sufficient to identify the proposed Exchange Property, wire transfer instructions for transferring the Withdrawal to the Other Escrow, and the anticipated date for the closing of the Other Escrow. Title Company may wire the requested funds to the Other Escrow (subject to the limitation on total Withdrawals) on the second business day following its receipt of Seller's request unless within such time, Buyer gives written notice objecting to the Withdrawal and stating the reason for such objection. Buyer may only object to release on the grounds that one or more of the Release Conditions has not been satisfied, or that Seller is presently in default hereunder, or that the requested Withdrawal would cause the total of all Withdrawals to exceed the maximum amount permitted. If requested by Title Company in connection with any Withdrawal, Buyer shall promptly sign and deliver to the Title Company such written instructions as the Title Company may request confirming that the requested Withdrawal may be transferred to the Other Escrow. Notwithstanding any Withdrawal, the Deposit shall continue, as between Seller and Buyer, to accrue interest in Escrow at the same rate of interest as though no Withdrawal had been made and the full Deposit had remained in Escrow at all times, and at Closing, Buyer shall be entitled to receive from Seller (by credit against the Purchase Price at Closing) the full amount of interest that would have accrued in accordance with the provisions of Section 3.3 had no Withdrawal of the Deposit been made. For purposes of this Section, the "Release Date" shall be the first date when all of the following ("Release Conditions") have occurred;

                3.6.1 Buyer shall have acquired the King Street Property pursuant to the King Street Agreement and the 625 Property pursuant to the 625 Agreement;

                3.6.2 Seller shall have caused a Guaranty Agreement in the form of Exhibit 3.6.2 attached hereto to be executed by Ronaldo Cianciarulo and delivered to Buyer,

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guaranteeing the payment and performance by Seller of its obligation to repay
Withdrawals, and interest deemed to have accrued thereon, to Buyer under any circumstances where Closing does not occur and Buyer is entitled to return of the Deposit ("Return Obligations").

                3.6.3 Seller shall have provided Buyer with evidence reasonably satisfactory to Buyer that the fair market value of the Property exceeds, by an amount of not less than $5,000,000, the sum of (a) the outstanding principal amount of, and all accrued and unpaid interest, fees and charges on, Seller's existing indebtedness ("Existing Debt") in favor of Fremont Investment and Loan ("Lender") secured by a deed of trust on the Property and the King Street Property, after giving effect to the closing under the King Street Agreement and the resulting paydown on the Existing Debt; and (b) all other monetary liens and encumbrances affecting the Property; without limiting the foregoing, Seller hereby represents and warrants to Buyer that, as of the date of this Agreement, Seller's equity in the Property, net of the amounts described in the foregoing clauses (a) and (b), is in excess of $5,000,000.

                3.6.4 Seller shall have executed, acknowledged and delivered to Buyer, in recordable form, and Seller and Buyer shall have caused to be recorded in the San Francisco County, California Official Records, a deed of trust in favor of Buyer in the form of Exhibit 3.6.4 attached hereto and encumbering the Property as security for the Return Obligations ("Buyer Deed of Trust").

                3.6.5 Seller shall have received from Lender, in a form reasonably acceptable to Buyer, Lender's consent to the Buyer Deed of Trust, and Lender's consent to this Agreement, including the provisions hereof for Withdrawals prior to Closing of portions of Seller's anticipated proceeds of the sale of the Property; and Lender's agreement to recognize and not to disturb Buyer's rights under this Agreement in the event that Lender shall enforce its rights with respect to the Existing Debt and the security therefor.

4.      TITLE.

        4.1 Vesting of Title. At Closing, Seller shall convey fee simple title to the Real Property to Buyer by execution and delivery of the Deed (as defined below). Issuance by the Title Company (or an unconditional commitment to issue) as of the Closing of the Buyer's Title Policy (as defined below) shall constitute evidence of delivery of title by Seller.

        4.2 Buyer's Title Insurance. At Closing, the Title Company shall issue to Buyer an ALTA owner's title insurance policy (1970 form) ("Buyer's Title Policy") in the amount of the Purchase Price insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions (as defined below). Buyer shall be entitled to request that the Title Company issue such endorsements to the Buyer's Title Policy as Buyer may reasonably require, provided that such endorsements shall be at no cost or additional liability to Seller (other than any liability to the Title Company under any customary

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affidavits or certifications reasonably requested by the Title Company) and the
Closing shall not be delayed as a result of Buyer's request.

        4.3 Permitted Exceptions. As a condition precedent of Buyer's obligations as provided in Section 8.2.4 but not as a covenant of Seller, Seller shall convey the Property and Buyer shall accept the Property subject to the following matters, which are collectively referred to as the "Permitted Exceptions":

                4.3.1 All exceptions to title shown in the Title Report (as defined below) as it may be amended and on the Survey (as defined below) that are approved or deemed approved by Buyer as provided in Section 7.3.2 hereof and
7.3.3 hereof, if applicable;

                4.3.2 the lien of non-delinquent real and personal property taxes and assessments;

                4.3.3 the rights of the Tenants under the Leases referred to in Exhibit 2.3(i);

                4.3.4   the Service Contracts, if any, to be assumed by Buyer;

                4.3.5 local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now existing or hereafter in effect with respect to the Real Property;

                4.3.6 matters affecting the condition of title created by or with the written consent of Buyer; and

                4.3.7 standard printed exceptions included in an ALTA owner's title insurance policy (1970 form).

5.      ESCROW.

        5.1 Opening of Escrow. Seller shall deliver a fully executed counterpart of this Agreement into escrow ("Escrow") to be established at Chicago Title Company, One Kaiser Plaza, Suite 755, Oakland, California 94612,
Attention: Ms. Kris Owens ("Title Company") on or before three (3) days following the Effective Date.

        5.2 Instructions to Title Company. Seller and Buyer shall each be entitled to submit escrow instructions to the Title Company in connection with the Closing of the Escrow. Seller and Buyer shall in addition execute such further escrow instructions as the Title Company may reasonably require in connection with the Closing. In the event of any conflict between the terms and conditions of this Agreement and the provisions of any escrow instructions prepared by Seller, Buyer or the Title Company, the terns and conditions of this Agreement shall control.

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6.      CLOSING.

        6.1 Closing. The purchase and sale of the Property as contemplated by this Agreement, including but not limited to the recordation of the Deed and the completion of the other matters required by this Agreement to be done contemporaneously (the "Closing") shall occur on April 30, 2004; provided that Seller, in its sole discretion, may advance the Closing to any date following the date which is thirty (30) days following the date on which the Option is exercised as is selected by Seller upon at least forty-five (45) days prior written notice to Buyer (an "Early Closing"). Notwithstanding any provision to the contrary, in the event that Seller has given written notice to Buyer ("Notice of Early Closing") in accordance with the above provisions of this
Section 6.1 selecting a date earlier than April 30, 2004 on which the Closing is to occur, Seller shall, notwithstanding the giving of such Notice of Early Closing, be entitled to cancel a scheduled Early Closing, provided that Seller gives written notice canceling an Early Closing at least ten (10) days prior to the scheduled date of the Early Closing. The effect of a cancellation of an Early Closing shall be to reschedule the Closing to April 30, 2004 (subject to Seller's right to schedule another Early Closing). In no event shall Seller have the right to cancel more than three (3) scheduled Early Closings and in all events, the Closing shall occur no later than April 30, 2004 as provided above. The date on which the Closing actually occurs shall be referred to as the "Closing Date."

        6.2 Failure to Close. If the Closing does not occur on or before the date set forth in Section 6.1 above (as such date may be extended pursuant to the express provisions of this Agreement), then in the absence of a written agreement between the parties to extend the date of the Closing, either party hereto (so long as such party is not then in default pursuant to this Agreement), without waiving any rights it may otherwise have pursuant to the Agreement, may elect to terminate this Agreement by giving written notice of such termination to the other and to the Title Company. In the event of a termination of this Agreement pursuant to this Section 6.2, if neither Seller nor Buyer is in default pursuant to this Agreement, the Deposit, including all Withdrawals and all interest accrued and deemed accrued thereon, shall be returned to Buyer within two (2) business days following the date of termination of this Agreement, and the Option Payment shall be retained by Seller, except as otherwise provided in this Agreement. In the event of any such termination, and
(i) Seller is in default pursuant to this Agreement, the Deposit, including all Withdrawals and the interest accrued or deemed accrued thereon, and Option Payment shall be returned to Buyer within two (2) business days following the date of termination, or (ii) Buyer is in default pursuant to this Agreement, the disposition of the Deposit shall be governed by the provisions of Section 19.1 below, and the Option Payment shall be retained by Seller.

7.      DUE DILIGENCE.

        7.1 Due Diligence. Buyer shall be entitled to conduct due diligence with respect to the Property through and including the date on which the expiration of the Term occurs ("Expiration Date"), and, if Buyer shall exercise the Option, thereafter Buyer shall continue to have access to the Real Property pursuant to the provisions of Section 7.4 below.

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        7.2     Available Information. Seller shall make available to Buyer the following documents and materials with respect to the Property (collectively, the "Due Diligence Materials") in accordance with the following:

                7.2.1 Property Files. Seller shall make available to Buyer and Buyer's agents and representatives, upon reasonable notice and during normal business hours, all files in the possession of Seller, or in possession of Seller's property manager, if any, relating to the ownership, operation, construction, use or occupancy of the Property, or any portion of the Property, including without limitation, all current Leases, the current operating budget, building plans and specifications, surveys, all current service or maintenance contracts, all other current contracts, warranties (including construction), third party environmental or soils reports, third party seismic reports, building and occupancy permits, all current budgets, public sector notices, and tax assessments to the extent in Seller's possession or in the possession of Seller's property manager, if any. Buyer, at its expense, may make photocopies of such material relative to the Property as Buyer may determine.

                7.2.2 Restricted Information. Notwithstanding any provision to the contrary, "Due Diligence Materials" shall not include, and Seller shall have no obligation to furnish or otherwise make available to Buyer, (i) any federal or state income tax returns; (ii) any information or documentation, the disclosure of which would violate any contract or agreement binding on Seller or any applicable law; (iii) any documents, instruments, or agreements evidencing, securing, or relating to the mortgage loan currently encumbering the Real Property, provided that Seller will make available to Buyer any third party reports with respect to the Property in Seller's possession and prepared in connection with the mortgage loan, (iv) any internally or externally prepared reports or analysis concerning the valuation of the Real Property; or (v) any information received from or concerning any other potential purchaser of the Property, provided that Seller will make available to Buyer any third party reports in the possession of Seller acquired from or in connection with any other potential purchaser of the Property. Nothing contained in this section is intended to limit any disclosure obligations Seller may have under applicable law.

                7.2.3 Confidentiality. Buyer and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or the Property whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others except as may be required by law or with the consent of the Seller; provided, however, that it is understood and agreed that Buyer may disclose such data and information to the employees, brokers, lenders (actual or potential), consultants, accountants and attorneys of Buyer provided that such persons agree to treat such data and information confidentially. In the event this Agreement is terminated, other than by reason of a default by Seller, Buyer shall promptly return to Seller any statements, documents, schedules, exhibits and other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. The provisions of this Section 7.2.3 shall survive Closing or any termination of this Agreement. Notwithstanding the foregoing, any party (and any employee, representative or other agent of any party) may disclose to any

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and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such tax treatment and tax structure; provided, however, that any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws. For purposes of the exceptions set out in the preceding sentence to the general confidentiality provisions set forth above, the tax treatment and tax structure of the transactions contemplated by this Agreement shall not be deemed to include the location of the Property, the identity of the parties to this Agreement or the Purchase Price.

        7.3 Title Review. Buyer shall have the right to review title to the Real Property in accordance with this Section 7.3.

                7.3.1 Title Material. Promptly following the Effective Date, Seller will obtain and deliver to Buyer a current preliminary title report ("Title Report") for the Real Property prepared by the Title Company, together with a copy of the documents listed as exceptions therein. Buyer, at its cost, shall obtain a survey ("Survey") of the Real Property prepared by a licensed engineer or surveyor, which Survey shall be sufficient to provide the basis for an ALTA owner's policy of title insurance. Buyer shall deliver a copy of the Survey to the Title Company and to Seller.

                7.3.2 Review of Title. Buyer shall notify Seller in writing (the "Title Notice") not later than three (3) business days prior to the Expiration Date as to which exceptions to title as shown on the Title Report and Survey, if any, will not be accepted by Buyer. If Buyer fails to notify Seller in writing of its disapproval of any exceptions to title within such period of time, Buyer shall be deemed to have approved the condition of title to the Real Property. If Buyer notifies Seller in writing that Buyer objects to any exceptions to title, Seller shall have two (2) business days after receipt of the Title Notice (but, in no event, later than one (1) business day prior to the Expiration Date) to notify Buyer (a) that Seller will remove such objectionable exceptions from title on or before the Closing, provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond ten (10) days; or (b) that Seller elects not to cause such exceptions to be removed. If Seller fails to timely give such notice to Buyer, the Seller shall be deemed to have given notice to Buyer under clause (b). Seller shall have no obligation to remove any title exceptions to which Buyer objects; provided, however, that Seller shall be obligated to remove, as of the Closing, all liens evidencing any deed of trust (and related documents securing financing), all delinquent tax liens, all mechanic's liens relating to work performed by Seller, all judgment liens and encumbrances created by Seller violation of the provisions of Section 11.2 below. The procurement by Seller of a commitment for the issuance of the Buyer's Title Policy (as defined in Section
4.2 hereof) or an endorsement thereto insuring Buyer against any title exception which was disapproved pursuant to this Section 7.3.2 shall be deemed a cure by Seller of such disapproval. If Seller gives or is deemed to have given Buyer notice under clause (b) above, Buyer shall have two (2) business days from the date on which such notice to Buyer is given or deemed given (but in

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no event later than the Expiration Date) in which to notify Seller that Buyer will nevertheless proceed with the purchase and take title to the Property subject to such exceptions. If Buyer fails to timely give such notice, and duly exercises the Option, then Buyer will be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions. If Seller gives or is deemed to have given notice to Buyer under clause (b) and Buyer fails to exercise the Option, this Agreement shall terminate in accordance with the provisions of Section 1.5.

                7.3.3 Subsequent Title Defects. Buyer may, at or prior to Closing, notify Seller in writing (the "Subsequent Title Defects Notice") of any objection(s) to title exceptions (a) raised by the Title Company between the Expiration Date and the Closing and (b) not disclosed by the Title Company in writing or otherwise known to Buyer prior to the Expiration Date, provided that Buyer must notify Seller of such objection(s) to title within two (2) business days after being made aware of the existence of such exception. If Buyer gives a Subsequent Title Defects Notice to Seller, Seller shall have two (2) business days after receipt of the Subsequent Title Defects Notice to notify Buyer (a) that Seller will remove such objectionable exceptions from title on or before the Closing, provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond ten (10) days; or (b) that Seller elects not to cause such exceptions to be removed. If Seller fails to timely give such notice to Buyer, Seller shall have been deemed to have given notice to Buyer under clause (b). Seller shall have no obligation to remove any title exceptions to which Buyer objects; provided, however, that Seller shall remove, as of the Closing, all liens evidencing any deed of trust (and related documents securing financing), all delinquent tax liens, all mechanic's liens relating to work performed by Seller, all judgment liens and encumbrances created by Seller in violation of the provisions of Section 11.2 below. The procurement by Seller of a commitment of the Title Company for Buyer's Title Policy or an endorsement thereto insuring Buyer against any title exception which was disapproved pursuant to this Section 7.3.3 shall be deemed a cure by Seller of such disapproval. If Seller gives or is deemed to have given notice under clause (b) above, Buyer shall have two (2) business days from the date on which such notice to Buyer is given or deemed given in which to notify Seller that Buyer will nevertheless proceed with the purchase and take title to the Property subject to such exceptions or that Buyer elects not to proceed with the purchase. If Buyer fails to timely give such notice and has exercised the Option, Buyer shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions. If Buyer has exercised the Option, and thereafter gives a Subsequent Title Defects Notice, and if Seller gives, or is deemed to have given, notice under clause (b) above, and Buyer timely elects not to proceed with the purchase, this Agreement shall terminate. If this Agreement is so terminated, then neither party shall have any further rights or obligations hereunder (except with respect to those matters expressly set forth to survive such termination), each party shall bear its own costs incurred hereunder, and, within two (2) business days thereafter, Buyer shall be entitled to return of the Deposit, if delivered, together with all Withdrawals and all interest accrued or deemed accrued thereon. Except as otherwise provided in this Agreement, in the event of a termination pursuant to the provisions of this Section 7.3.3, the Option Payment shall be retained by Seller.

        7.4 Inspection; Right of Entry. Buyer and Buyer's agents, contractors, engineers, consultants, employees and other representatives (collectively, "Buyer's Representatives") shall have the right, during the Term and, if Buyer exercises the Option, thereafter, and subject to the terms and conditions of Section 7.6 below, (i) to enter the Real Property to inspect the same (including the performance of environmental audits of the Real Property in accordance with the terms of Section 7.4.1 and 7.4.2 below), upon reasonable notice to Seller, provided that Buyer does not unreasonably disturb any business of Seller in connection with the Property or any Tenant of the Real Property,
(ii) to contact representatives of the Tenants, (iii) to contact representatives of third parties who have executed Service Contracts with Seller or Seller's representatives regarding the Real Property; (iv) to contact representatives of Seller's property manager, if any, regarding the Property; and (v) to contact representatives of applicable governmental authorities concerning the Property. Buyer shall keep the Property free and clear of any mechanics' liens, materialmen's liens or claims arising out of any of Buyer's activities or those of Buyer's Representatives on or with respect to the Real Property. All entries onto the Real Property by Buyer and all inspections and examinations thereof shall be at Buyer's sole cost and expense, shall be done in a workmanlike manner in accordance with all applicable codes, statutes, ordinances, rules, regulations and laws and shall not unreasonably disturb the quiet occupancy or enjoyment of any Tenant or other occupant of the Real Property. Buyer shall not perform any test or inspection or carry out any activity at the Real Property which damages the Real Property in any way or which is physically intrusive into the Improvements or soil of the Real Property without the prior written consent of Seller, which consent Seller shall not unreasonably withhold. In connection with the request by Buyer for any such written consent of Seller, Buyer shall provide a detailed description of the nature of the proposed test of the Real Property, and shall in addition provide to Seller (i) the name of the contractor, who will perform the subject test on behalf of Buyer, (ii) proof of insurance, with respect to such contractor, adequate in Seller's reasonable judgment, and (iii) such other information with respect to the proposed test as Seller may reasonably request. After each entry onto any portion of the Real Property, Buyer, at its sole cost and expense shall repair (which shall include replacement where necessary) any damage to the Real Property arising from such entry. In connection with any inspections of the Real Property, Buyer and Buyer's Representatives will carry liability insurance adequate in Seller's reasonable judgment and, upon the request of Seller, will provide Seller with written evidence of same. Buyer will give Seller reasonable prior notice of its intention to conduct any inspections or tests with respect to the Real Property or of its intention to contact any Tenant, and Seller reserves the right to have a representative present.

                7.4.1 Phase I Environmental Audit. During the Term, Buyer may conduct (or have conducted on its behalf by an environmental auditor) a Phase I environmental audit of the Real Property, subject to the terms and conditions of Sections 7.4.2 and 7.6 below.

                7.4.2 Environmental Conditions. In the event that Buyer shall enter the Real Property for purposes of conducting a Phase I environmental audit of the Real Property, Buyer shall provide Seller with at least twenty-four (24) hours' prior notice of its intent thereof. Buyer shall not conduct a Phase II environmental audit of the Real Property without the prior written consent of Seller, which consent Seller shall not unreasonably withhold. Any request by Buyer to conduct a Phase II environmental audit of the Real Property will be subject to the applicable provisions of Section 7.4 relating to intrusive testing of the Real Property. Buyer shall not disclose to any third party, other than Buyer's consultants, agents and attorneys associated with any environmental investigation of the Real Property, the results of any of Buyer's inspections or testing of the Real Property, except as may be required by applicable law. Prior to performing any environmental inspections or testing of the Real Property, Buyer shall obtain any required permits and authorizations and shall pay all applicable fees required by any public body or agency in connection therewith.

        7.5 Buyer's Reports. If the Escrow fails to close for any reason other than Seller's breach of this Agreement, then all studies, surveys (including, without limitation the Survey), if any, reports, test results and analyses concerning the Real Property prepared by, for or on behalf of Buyer in connection with the Real Property (collectively, "Buyer's Reports") shall at the option of Seller, be delivered and assigned to Seller free and clear of all claims and at no cost, expense or liability to Seller. Buyer shall not be required to deliver to Seller internally prepared reports or analyses concerning the valuation or potential performance of the Real Property. Any Buyer's Reports delivered to Seller at Seller's request pursuant to this Section 7.5 shall be delivered without representation or warranty, nor shall Seller assert any warranty or rights against the consultants of Buyer who have prepared such Buyer's Reports.

        7.6 Indemnity. Buyer shall indemnify, defend by counsel reasonably acceptable to Seller, and hold Seller harmless from and against any and all costs, expenses, claims, demands or liens, (including, without limitation, mechanics' liens) including reasonable attorneys' fees, arising from or in any fashion related to the entry by Buyer or Buyer's Representatives on the Real Property or the performance by Buyer or Buyer's Representatives of any testing or investigations of the Real Property except with respect to any loss or liability incurred by Seller resulting from the mere discovery by Buyer or Buyer Representatives of the presence of hazardous materials at the Property or the existence of other defects with respect to the Property. Without limiting the scope or generality of the foregoing indemnity, Buyer shall not permit any mechanics', materialman's, or other lien against all or any part of the Real Property to exist as the result of any activity by Buyer or Buyer's Representatives undertaken in connection with the Real Property. If any such lien shall be filed against the Real Property or any portion of the Real Property, Buyer shall cause the lien to be discharged within ten (10) business days after the filing thereof. The provisions of this Section 7.6 shall survive the Closing and delivery of the Deed and shall further survive any earlier termination of this Agreement.

        7.7 Estoppel Certificates. Following the Effective Date, Seller and Buyer shall reasonably cooperate so as to allow the prompt delivery of Estoppel Certificates ("Estoppel Certificates") substantially in the form attached hereto as Exhibit 7.7(i) to the Tenants. Seller shall thereafter reasonably endeavor to obtain executed Estoppel Certificates from the Tenants, and copies of any of the Estoppel Certificates received by Seller shall be promptly delivered to Buyer. Although Seller shall reasonably endeavor to obtain signed Estoppel Certificates, Seller shall have no obligation to do so.

        In the event that a signed Estoppel Certificate is not received from Omnicom at least three (3) business days prior to the Expiration Date, Seller shall provide to Buyer a Seller's Certificate with respect to the Omnicom Lease substantially in the form attached hereto as Exhibit 7.7(ii) ("Landlord's Certificate").

        Subsequent to the exercise of the Option by Buyer, in the event that (i) the Estoppel Certificate obtained from Omnicom has a date earlier than thirty
(30) days prior to the intended Closing Date, or (ii) a Landlord's Certificate is given with respect to the Omnicom Lease (by reason of the failure of Omnicom to timely deliver an Estoppel Certificate), Buyer shall be entitled to request that Seller obtain an updated Estoppel Certificate ("Updated Estoppel Certificate") in connection with the Lease with Omnicom, so as to result in an Updated Estoppel Certificate having a date no earlier than thirty (30) days prior to the intended Closing Date. Although Seller shall reasonably endeavor to obtain such an Updated Estoppel Certificate, Seller shall have no obligation to do so.

        7.8 Approval by Buyer. Buyer shall have the right to review and approve, in its sole, absolute and subjective discretion, during the Term all aspects of the Property, including but not limited to, (i) the Due Diligence Materials, (ii) the physical and environmental condition of the Real Property, including, without limitation, the condition of the Improvements, the condition of the soil at the Real Property, the condition of the ground water at the Real Property, and the presence or absence of any hazardous materials at the Real Property, (iii) the financial condition of the Property, including, without limitation, the feasibility, convertibility, desirability and suitability of the Property for Buyer's intended use and purposes, (iv) the legal condition of the Property, including, without limitation, the Property's compliance or non-compliance with all statutes, ordinances, codes, regulations, decrees, orders and laws applicable to the Property, (v) the Service Contracts, if any, being assumed by Buyer, (vi) the existence or non-existence of any governmental or quasi-governmental entitlements, if any, affecting the Property or any portion of the Property, (vii) any dimensions or specifications of the Real Property or any part thereof, (viii) the zoning, building and land use restrictions applicable to the Real Property or any portion thereof, (ix) the Estoppel Certificates, and (x) all other matters which Buyer deems relevant to its purchase of the Property. In the event that Buyer elects to exercise the Option in accordance with the provisions of Section 1.4, Buyer shall be deemed to have approved all aspects of the Property, including, without limitation, the matters summarized in this Section 7.8. The deemed approval by Buyer pursuant to the provisions of this Section 7.8, shall not be construed to lessen or otherwise modify Seller's obligations pursuant to Seller's representations and warranties as set forth in Section 12.2. If Buyer elects not to timely exercise the Option, then as provided in Section 1.5, this Agreement shall terminate, all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in this Agreement to survive the termination), and each party shall bear its own costs incurred hereunder. Notwithstanding the failure of Buyer to timely exercise the Option, the Option Payment shall be retained by Seller, except as otherwise provided in this Agreement. If Buyer timely exercises the Option, in accordance with the provisions of Section 1.4, then Buyer shall be considered to have elected to proceed with the purchase of the Property in accordance with the provisions of this Agreement.

        7.9 Approval of Service Contracts. At Buyer's election, Buyer may specify, by a separate written notice to Seller, given prior to the date on which the Exercise Notice is given, its approval of one or more of the Service Contracts. Any assignable Service Contracts so approved, shall not be terminated by Seller, and responsibility for payment thereof accruing as of and subsequent to the Closing Date shall be assumed by Buyer effective as of the Closing. Any Service Contract not specifically approved by Buyer by written notice given prior to the date on which the Exercise Notice is given, shall be deemed disapproved and shall be terminated by Seller prior to the Closing. Seller shall be solely responsible for any such terminated Service Contracts and for the payment of all amounts accruing under assumed Service Contracts prior to the Closing Date.

8.      CONDITIONS TO CLOSING.

        8.1 Seller's Conditions. Following the due exercise by Buyer of the Option, if at all, the obligation of Seller to sell and convey the Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent, which conditions are for the benefit of Seller only and the satisfaction of which may be waived only in writing by Seller:

                8.1.1 Buyer's Deliveries. Delivery and execution by Buyer of all monies, items and instruments required to be delivered by Buyer pursuant to this Agreement;

                8.1.2 Buyer's Representations. Buyer's warranties and representations set forth herein shall be true and correct as of the Closing Date;

                8.1.3 Buyer's Performance. Buyer shall have performed each and every agreement to be performed by Buyer pursuant to this Agreement;

                8.1.4 Prior Closings. The "Closing" as contemplated by each of the King Street Agreement and the 625 Agreement, shall have timely occurred (or shall be concurrently occurring) in accordance with the King Street Agreement and the 625 Agreement, respectively, unless either such Closing or both such Closings shall be prevented solely by a default by Seller under the King Street Agreement and/or a default by Townsend 625 under the 625 Agreement;

                8.1.5 Lender Consent. The written consent of Lender to the transaction as contemplated by this Agreement, including, without limitation, the Withdrawals and other matters as contemplated by Section 3.6, shall have been obtained by Seller prior to July 22, 2003; and

                8.1.6 First Offer. Omnicom Group, Inc. ("Omnicom") shall have failed to exercise the right of first offer as set forth in Article 26 of the lease dated November 8, 1999 by and between Seller, as landlord, and Organic, Inc. (predecessor to Omnicom), as tenant, in response to a notice dated July 9, 2003 given by Seller to Omnicom pursuant to the provisions of such Article 26.

        8.2 Buyer's Conditions. Following the due exercise by Buyer of the Option, if at all, the obligation of Buyer to acquire the Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent which conditions are for the benefit of Buyer only and the satisfaction of which may be waived only in writing by Buyer:

                8.2.1 Seller's Deliveries. Delivery and execution by Seller of all instruments and other items required to be delivered by Seller pursuant to this Agreement;

                8.2.2 Seller's Representations. Seller's warranties and representations set forth herein shall be true and correct as of the Closing Date;

                8.2.3 Seller's Performance. Seller shall have performed each and every agreement to be performed by Seller pursuant to this Agreement;

                8.2.4 Buyer's Title Policy. As of the Closing, the Title Company shall have issued or shall have committed to issue, upon the sole condition of the payment of its regularly scheduled premium, the Buyer's Title Policy;

                8.2.5 Estoppel Certificate. In the event that Buyer is entitled to request an Updated Estoppel Certificate as described in Section 7.7, Seller shall have delivered to Buyer, and Buyer shall have approved, such Updated Estoppel Certificate. The approval by Buyer of such Updated Estoppel Certificate shall not be withheld unless the Updated Estoppel Certificate from Omnicom (i) is materially different (in a manner detrimental to the landlord) than (A) the initial Estoppel Certificate, if any, obtained from Omnicom pursuant to the provisions of Section 7.7 or (B) the Landlord's Certificate, if given, or (ii) reflects a default by either Seller, as landlord, or Omnicom, as tenant, pursuant to the Omnicom Lease (which default is other than a default described in the initial Estoppel Certificate, if any, or in the Landlord's Certificate).

        If the Updated Estoppel Certificate is materially different or reflects a default by either Seller or Omnicom as described in the immediately preceding sentence, and Buyer declines to approve such Updated Estoppel Certificate, Buyer shall promptly give written notice of such disapproval to Seller, which notice ("Disapproval Notice") shall set forth the basis for the disapproval. Seller shall have a period of thirty (30) days following the date on which the Disapproval Notice is given within which to obtain an additional Updated Estoppel Certificate, which deletes or otherwise satisfactorily modifies the initial Updated Estoppel Certificate so as to reasonably remedy the basis for disapproval of such initial Updated Estoppel Certificate by Buyer. If Seller fails to obtain an additional satisfactory Updated Estoppel Certificate within the thirty-day period, this condition shall be deemed to have failed. If Seller obtains an additional Updated Estoppel Certificate constituting an acceptable Updated Estoppel Certificate, as described immediately above, this condition shall be deemed to have been satisfied. Any scheduled Closing shall be postponed so as to allow Seller sufficient time as contemplated by this Section 8.2.5 to obtain the additional Updated Estoppel Certificate;

                8.2.6 Other Properties. Buyer shall not have terminated the King Street Agreement or the 625 Agreement solely by reason of a default by Seller or 625 Townsend, respectively, thereunder, or by reason of the nonsatisfaction of a condition precedent to Buyer's obligations thereunder;

                8.2.7 No Termination. Buyer shall not have terminated this Agreement through exercise of a termination right provided to Buyer under this Agreement;

                8.2.8 Lender Consent. The written consent of Lender as contemplated by Section 8.1.5 above shall have been timely obtained by Seller. Seller shall provide a copy of such written consent to Buyer promptly following its receipt; and

                8.2.9 First Offer. Omnicom shall have failed to exercise the right of first offer as more particularly described in Section 8.1.6 above.

        8.3     Failure of Conditions. If any of the conditions set forth in
Section 8.1 is not timely satisfied or waived by Seller in writing, Seller shall have the right to terminate this Agreement by written notice given to Buyer within five (5) business days following the date for satisfaction of such condition. If any of the conditions set forth in Section 8.2 is not timely satisfied or waived by Buyer in writing, Buyer shall have the right to terminate this Agreement by written notice given to Seller within five (5) business days following the date for satisfaction of such condition. If either party shall so terminate this Agreement, this Agreement and the rights and obligations of Buyer and Seller shall terminate and be of no further force or effect, except as to those matters which are specifically stated in this Agreement to survive termination, and except as to the rights of the nondefaulting party if the failure of condition shall constitute a default by the other party. In the event that this Agreement is terminated pursuant to the provisions of this Section 8.3, and neither Seller nor Buyer is in default pursuant to this Agreement, the Title Company is hereby instructed to return promptly to the party which placed such items into Escrow all funds (including the Deposit, and all accrued interest thereon, which is to be promptly returned to Buyer) and documents which are held by the Title Company on the date of termination. In the event of any such termination, (i) Seller shall, in addition, return to Buyer any portion of the Deposit, together with interest deemed accrued thereon, distributed to Seller pursuant to the provisions of Section 3.6, and (ii) the Option Payment shall be retained by Seller. Notwithstanding any of the above provisions of Section 8.3 to the contrary, in the event of a termination of this Agreement by reason of a failure of the conditions set forth in Sections 8.1.5, 8.2.6 (by reason of a default of Seller or 625 Townsend only), or 8.2.8, Seller shall return the Option Payment to Buyer within two (2) business days thereafter. Further, in the event of a termination of this Agreement by reason of the failure of the conditions set forth in Sections 8.1.6 and 8.2.9, if Buyer has previously paid the Option Payment to Seller, Seller shall return such Option Payment to Buyer within two
(2) business days following the date of termination. In the event of a default by Buyer, the return of the Deposit and the disposition of the Option Payment shall be governed by the provisions of Section 19.1. In the event of a default by Seller, the Deposit and all interest accrued or deemed accrued thereon, including any portion that is released to Seller pursuant to Section 3.6, and the Option Payment shall be returned to Buyer within two (2) business days thereafter.

        8.4 Satisfaction of Conditions. The occurrence of the Closing shall constitute satisfaction of the conditions set forth in Sections 8.1 and 8.2 not otherwise specifically satisfied or waived by Buyer or Seller.

9.      DELIVERIES INTO ESCROW.

        9.1 Deliveries by Seller. One or before the Closing, Seller shall deliver or cause to be delivered into Escrow the following documents duly executed and acknowledged where appropriate:

                9.1.1 Deed. A grant deed (the "Deed") in the form attached hereto as Exhibit 9.1.1 conveying the Real Property to Buyer as provided in this Agreement which Deed is to be duly executed and acknowledged by Seller;

                9.1.2 Bill of Sale. Bill of sale ("Bill of Sale") in the form attached hereto as Exhibit 9.1.2 conveying the Personal Property to Buyer which Bill of Sale is to be duly executed by Seller;

                9.1.3 Assignment. The Assignment in the form attached hereto as Exhibit 9.1.3 which is to be duly executed by Seller and Buyer;

                9.1.4 FIRPTA. Certificate of non-foreign status to confirm that Buyer is not required to withhold part of the Purchase Price pursuant to
Section 1445 of the Internal Revenue Code of 1986, as amended which is to be duly executed by Seller;

                9.1.5 Form 593-W. Franchise Tax Board Form (593-W) which is to be duly executed by Seller;

                9.1.6 Seller's Authority. Such proof of Seller's authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Title Company; and

                9.1.7 Other Documents. Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

        9.2 Deliveries by Buyer. On or before the Closing, Buyer shall deliver or cause to be delivered into Escrow the following funds and documents duly executed and acknowledged where appropriate:

                9.2.1 Cash. The cash portion of the Purchase Price and such additional sums as are necessary to pay the Buyer's share of closing costs, prorations and any fees as more particularly set forth in Section 10 below;

                9.2.2 Assignment. The Assignment which is to be duly executed by Seller and Buyer;

                9.2.3 Buyer's Authority. Such proof of Buyer's authority and authorization to enter into this Agreement and consummate the transaction contemplated by this Agreement, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Title Company; and

                9.2.4 Other Documents. Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

        9.3 Tenant Notification Letters. Seller shall execute a Tenant Notification Letter in the form attached hereto as Exhibit 9.3 to each of the Tenants pursuant to the Leases (the "Tenant Notification Letter"), indicating the change of ownership of the Property with the name and address of the Buyer and the Closing Date, and shall, upon the Closing, deliver the executed Tenant Notification Letter to Buyer.

        9.4 Delivery to Buyer Upon Closing. Seller shall deliver possession of the Property to Buyer upon the Closing.

        9.5 Delivery Following Closing. Concurrently with the Closing, Seller shall deliver to Buyer outside of Escrow: (i) the originals of the Leases; (ii) the originals of the Service Contracts, if any; (iii) all building plans and specifications with respect to the Real Property which are in the possession of Seller or reasonably accessible to Seller or its property manager;
(iv) all structural reviews, architectural drawings, engineering, soils, seismic, geologic and architectural reports in the possession of Seller or reasonably accessible to Seller or its property manager; and (v) such other matters and documents in the possession of Seller or reasonably accessible to Seller or to its property manager as Buyer may reasonably request.

10.     PRORATIONS; CLOSING COSTS; CREDITS.

        10.1    Prorations.

                10.1.1 Rent. Rents, revenue and other income from the Property actually collected as of the Closing with respect to the Leases shall be prorated through Escrow as of 12:01 a.m. on the Closing Date with Seller entitled to the prorated portion of such items attributable to the period prior to such date and time and Buyer entitled to the prorated portion of such items as of and following such date and time. Any prepaid rent paid by the Tenants pursuant to the Leases shall be credited to Buyer. If any rent or other payments under the Leases are in arrears as of the Closing Date, Buyer shall use reasonable efforts following the Closing to collect such rent or other payments provided that in no event shall Buyer be obligated to commence litigation or expend funds to effect collection. Nothing in this Section 10.1.1 shall restrict Seller's right to collect delinquent rents directly from a Tenant by any legal means; provided, however, that Seller shall have no right to terminate a Lease or disturb a Tenant's possession. Delinquent rent collected by Seller from a Tenant subsequent to the Closing shall be promptly paid to Buyer to the extent that Buyer is entitled to such rent in connection with the period on and after the Closing Date, and delinquent rent collected by Buyer from a Tenant subsequent to the Closing Date shall be promptly paid to Seller to the extent that Seller is entitled to such rent pursuant to the provisions of this Agreement relating to the period prior to the Closing Date. Seller and Buyer agree that all rent from Tenants received by Seller or Buyer following Closing shall be applied first to current rent, then to delinquent rent, if any, for any period following the Closing, and then to delinquent rent, if any, for periods prior to Closing.

                10.1.2 Taxes and Assessments. All non-delinquent real estate taxes on the Property payable by the owner shall be prorated through Escrow based on the actual current tax bill as of 12:01 a.m. on the Closing Date with Seller responsible for all such taxes attributable to the period prior to such date and time and Buyer responsible for all such taxes attributable to the period as of and following such date and time. If after the Closing, supplemental real estate taxes are assessed against the Property by reason of any event occurring prior to the Closing Date, Buyer and Seller shall adjust the proration of the real estate taxes following the Closing. Any delinquent taxes and assessments on the Property shall be paid at the Closing from funds accruing to Seller. Any current installments with respect to assessments on the Real Property shall be prorated through Escrow as of 12:01 a.m. on the Closing Date and Seller shall have no obligation to pay any amount with respect to any such assessments other than the prorated current installment and any delinquent installments. Any refund in connection with real estate taxes relating to the Property attributable to the period prior to the Closing Date shall be paid to Seller.

                10.1.3 Utility Charges; Utility charges payable by the owner of the Real Property, and all other customary charges or costs incident to the ownership of the Property shall be prorated through Escrow as of 12:01 a.m. on the Closing Date. Seller shall be responsible for all such utility charges payable by Seller accruing and attributable to the Property through the day prior to the Closing Date and Buyer shall be responsible for all such utility charges accruing and attributable to the Property commencing as of the Closing Date. Seller, as landlord under the Leases, may be currently collecting from Tenants under the Leases additional rent to cover taxes, insurance, utilities(to the extent not paid directly by a Tenant), any other maintenance, operating costs, and expenses (collectively, "Operating Costs") in connection with the ownership, operation, maintenance, and management of the Property. Tenant reimbursements for Operating Costs shall be prorated in the same manner as rents are prorated under Section 10.1.1 above. Seller shall not assign to Buyer any deposits, if any, which Seller has with any utility companies servicing the Property. Buyer shall arrange with such companies to have accounts opened in Buyer's name beginning at 12:01 a.m. on the Closing Date. To the extent possible, Seller shall obtain billings and meter readings as of the Closing Date and all utility charges to be prorated between Seller and Buyer shall be prorated based upon the information then available. Seller and Buyer shall make any adjustments required to be made subsequent to the Closing in the event the information available at the Closing is incorrect, which adjustments shall include, without limitation, any adjustments required in connection with the Operating Costs, which adjustments shall be made in a reasonable period following the availability of correct or adjusted information.

                10.1.4 Service Contracts. Amounts payable pursuant to Service Contracts to be assumed by Buyer shall be prorated through Escrow as of 12:01 a.m. on the Closing Date. Seller shall be responsible for such amounts accruing and attributable to the Property through the day prior to the Closing Date and Buyer shall be responsible for such amounts accruing and attributable to the Property commencing as of the Closing Date. Such amounts shall be prorated between Seller and Buyer based upon information available as of the Closing and Seller and Buyer shall make any adjustments required to be made subsequent to the Closing in the event that the information available at the Closing is incorrect.

                10.1.5 Calculation of Prorations. All prorations shall be made on the basis of the actual number of days of the month which have elapsed as of 12:01 a.m. on the Closing Date.

                10.1.6 Proforma Closing Statement. Buyer and Seller shall reasonably cooperate to produce at least one business day prior to the Closing Date, a schedule of prorations in accordance with the provisions of this Agreement which is as complete and accurate as is then reasonably possible. All prorations which can be reasonably estimated as of the Closing Date shall be made in Escrow on the Closing Date. All other prorations and any adjustments to the initial estimated prorations, shall be made by Buyer and Seller within thirty (30) days following the Closing or such later time as may be reasonably required, in the exercise of due diligence to obtain the necessary information. Any net credit due one party from the other as the result of such post-Closing prorations and adjustments shall be paid to the other in cash immediately upon the parties' written agreement to a final schedule of post-Closing adjustments and prorations.

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        10.2    Closing Costs.

                10.2.1 Seller's Costs. Seller shall pay (i) all county and city documentary transfer and other transfer or conveyance taxes; (ii) fifty percent (50%) of all recording costs, and (iii) its own attorneys' fees.

                10.2.2 Buyer's Costs. Buyer shall pay (i) one hundred percent (100%) of all escrow fees and fifty percent (50%) of all recording costs; (ii) the premium for the Buyer's Title Policy, including the premium for any endorsements; (iii) the premium for the Buyer's lender's title policy, if any;
(iv) the cost of the Survey; and (v) its own attorneys' fees.

                10.2.3 Credits. Buyer shall be credited and Seller shall be debited in an amount equal to all cash security deposits owing to any Tenants with respect to the Leases, except to the extent that Seller was entitled to and did apply any part of such deposits to Tenant obligations under the Leases. Seller shall assign to Buyer at Closing, at Seller's cost and expense (as between Seller and Buyer), any non-cash security deposits such as letters of credit made by the Tenants under the Leases.

                10.2.4 Other Expenses. Buyer and Seller shall each pay all legal and professional fees and fees of other consultants incurred by Buyer and Seller respectively.

        10.3 City Fees. Seller shall be responsible for the payment of any child care fee owing the City of San Francisco in connection with the Real Property.

11. OPERATION OF PROPERTY PENDING THE CLOSING. Following the Effective Date and pending the Closing, the Seller shall operate the Property in accordance with the following:

        11.1 Normal Course of Business. Seller shall continue to operate, manage and maintain the Property in such condition so that the Property shall be in the same condition as of the Closing Date as it is as of the Effective Date, reasonable wear and tear and casualty excepted. In no event shall Seller be required to improve the Real Property or to undertake any expenditures resulting in improvement of the Real Property. Seller shall maintain liability and property insurance policies in connection with the Property and shall keep in effect and renew without modification all licenses, permits and entitlements applicable to the Property. Seller's existing liability and property insurance pertaining to the Property will be canceled by Seller as of the Closing Date.

        11.2 Further Encumbrances. Seller shall not voluntarily execute any documents or otherwise take any action which will have the result of further encumbering the Property in any fashion;

        11.3 Leasing. Seller shall not terminate, amend or otherwise modify the Leases, or enter into any new lease, without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed prior to the Expiration Date, and which consent may be withheld by Buyer in its sole discretion if Buyer shall exercise the Option; provided, however, that Seller shall be entitled to enter into new leases or rental arrangements without the prior written consent of Buyer so long as such new leases and/or rental arrangements are scheduled to terminate prior to the intended date for Closing or are terminable upon thirty (30) days (or less) prior written notice; and

        11.4 New Obligations. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not enter into any maintenance contract, service contract or any other contract affecting or relating to the Property or any portion thereof which cannot be canceled upon thirty (30) days (or less) prior written notice.

12.     REPRESENTATIONS AND WARRANTIES.

        12.1 No Representations or Warranties by Seller. Except as expressly set forth in this Agreement, Seller has not made any warranty or representation, express or implied, written or oral, concerning the Property.

        12.2 Seller's Representations and Warranties. Seller represents and warrants to Buyer that:

                12.2.1 Authority. This Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and general equitable principles. Seller is a limited liability company, validly formed, duly organized and in good standing under the laws of the State of California. Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions and conveyances contemplated hereby, and each of the persons signing this Agreement or any other document or instrument contemplated hereby on behalf of Seller is authorized to do so. The execution and delivery of this Agreement, delivery of money and all required documents, Seller's performance of this Agreement and the transaction contemplated hereby have been duly authorized by all requisite action on the part of Seller, and no consent or approval of any third party is required for the execution and delivery hereof by Seller, Seller's performance hereof, or the consummation of the transactions contemplated hereby on Seller's part, except for such consents or approvals as have been obtained and remain in full force and effect and except for the consent of the Lender as contemplated by Section
8.1.5. Neither the execution and delivery of this Agreement, nor the transaction contemplated by this Agreement will conflict in any material respect with, or constitute a breach under, any agreement or instrument to which Seller is a party or by which Seller or the Property is bound;

                12.2.2  Service Contracts. The Service Contracts listed on
Exhibit 2.3(ii) are all of the agreements concerning the operation and maintenance of the Property to which Seller is a party; and excepting for any such matters which Buyer has agreed in writing to permit to remain in effect following the Closing, no such agreements will continue to be binding on the Real Property or a successor owner of the Real Property after Closing;

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

                12.2.3 Condemnation. Seller has received no written notice of, and to Seller's knowledge there are no, pending or threatened condemnation proceedings against or relating to the Real Property;

                12.2.4 Litigation. Except as disclosed to Buyer in writing prior to the Effective Date and listed on Schedule 12.2.4 to this Agreement, (or as subsequently disclosed in writing to, and approved in writing by, Buyer) no litigation has been served on Seller, and to Seller's knowledge, no litigation is otherwise pending or threatened against Seller, to restrain or enjoin the sale or transfer of the Property to Buyer, or which challenges the existence or power of Seller or Seller's authority to enter into or perform under this Agreement, or which asserts a claim of ownership of the Property or any interest therein, or which claims any right to occupy or use the Real Property or any portion thereof, or which could adversely affect the use or value of the Property, or which, if determined adversely to Seller, might materially adversely affect Seller's ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

                12.2.5 Violations. Except as disclosed to Buyer in writing prior to the Effective Date and listed on Schedule 12.2.5 to this Agreement, (or as subsequently disclosed in writing to, and approved in writing by, Buyer), Seller has not received written notice asserting or alleging the existence of, and to Seller's knowledge there are no, uncured violations of any federal, state or local law or any covenant or restriction of record which would adversely affect the value or marketability of the Property or the ability to make use thereof, or Seller's ability to perform hereunder. Except as disclosed to Buyer in writing prior to the Effective Date and listed on a schedule to this Agreement (or as subsequently disclosed in writing to, and approved in writing by, Buyer), Seller has not received written notice asserting or alleging the existence of, and to Seller's knowledge, there are no, uncured building code violations, health and safety code violations, federal, state or local agency actions regarding environmental matters or zoning violations currently affecting the Real Property;

                12.2.6 Access. To the best of Seller's knowledge, no fact or condition exists which may result in the termination or reduction of the current access from the Real Property to existing roads and highways;

                12.2.7 Foreign Person. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the income tax regulations issued thereunder;

                12.2.8 Leases. Except for the Leases listed in Exhibit 2.3(i), true, correct and complete copies of which have been delivered or made available by Seller to Buyer, there are no leases, rental agreements or other agreements for the occupancy, use or possession of any portion of the Real Property, and no person, other than the Tenants listed in such exhibit, has any right of occupancy, use or possession with respect to the Real Property or any portion thereof; except as disclosed on Schedule 12.2.8 attached hereto, such Leases are in full force and effect, and the Tenants thereunder are not in default and have no rights of setoff, abatement or deduction from the rent payable thereunder; and the landlord under the Leases has no outstanding obligation to provide any Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements, or to pay any other amounts to or for the account of any Tenant;

                12.2.9 Leasing Commissions. Except as disclosed to Buyer in writing prior to the Effective Date and listed on Schedule 12.2.9 to this Agreement (or subsequently disclosed in writing to, and approved in writing by Buyer), there are no leasing commissions or other compensation required to be paid in connection with the Leases as of the date hereof, at any time during the Term of such Leases or upon extension or renewal thereof;

                12.2.10 Developmental Requirements. Except as listed on Schedule
12.2.10 attached hereto, Seller has fully performed all of Seller's obligations to any governmental authority, and all conditions of any consent, approval or authorization imposed by any governmental authority, arising out of or in connection with Seller's construction, renovation and/or rehabilitation of the Improvements or the use or occupancy of the Real Property, including, without limitation, the payment in full of all permit or license fees or charges, in lieu payments, contributions to housing or other funds, dedication of property to the public or for a public purpose and the payment and/or performance of all other governmental exactions of any kind or nature;

                12.2.11 Hazardous Materials. To Seller's knowledge the Real Property is in compliance with all Hazardous Materials Laws (as hereinafter defined); and any underground or aboveground storage tanks removed by Seller from the Real Property have been removed in compliance with applicable Hazardous Materials Laws. For the purposes of this Agreement, "Hazardous Materials" shall mean any oil or petroleum products, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, or other hazardous or toxic substance, material or waste which is regulated by any federal, state or local governmental authority; and "Hazardous Materials Laws" means all federal, state and local statutes, ordinances, rules and regulations relating to Hazardous Materials, including those pertaining to health, safety, industrial hygiene or the environment, such as, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any similar state laws; and

                12.2.12 Utilities. To Seller's knowledge, all electric, natural gas, telephone, stone drainage, water, sewer service and other utility services required for the use, occupancy and operation of the Real Property for the purposes for which Seller has heretofore used, occupied and operated the Real Property are available to the Real Property, have been connected to the Improvements and are operating pursuant to valid permits, licenses and approvals and governmental authorities.

        12.3 Buyers Representations and Warranties. Buyer represents and warrants to Seller that:

                12.3.1 Authority to Execute; Organization. This Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and general equitable principles. Buyer is a corporation, validly formed, duly organized, and in good standing under the laws of the State of Delaware. Buyer has full power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and each of the persons signing this Agreement or other document or instrument contemplated hereby on behalf of Buyer is authorized to do so. The execution and delivery of this Agreement, delivery of money and all other required documents, Buyer's performance of this Agreement and the transactions contemplated hereby have been, or prior to the duly authorized by all requisite action on the part of Buyer and no consent or approval of any third party is required for the execution and delivery hereof by Buyer, Buyer's performance hereof or the consummation of the transaction contemplated hereby on Buyer's part, except for such consents or approvals as have been obtained and remain in full force and effect and except for the consent of Buyer's Board of Directors, which consent is required in connection with the exercise of the Option by Buyer. Neither the execution and delivery of this Agreement, nor the transaction as contemplated by this Agreement will conflict in any material respect with, or constitute a breach under, any agreement or instrument to which Buyer is a party, or to which Buyer is bound;

                12.3.2 No Encumbrance. Prior to Closing, Buyer shall neither encumber nor cause any liens to be created against the Property in any way, nor shall Buyer, at any time, record this Agreement or a memorandum thereof; and

                12.3.3 Principal; Financial Resources. Buyer is acting as a principal in connection with the transaction as contemplated by this Agreement and presently possesses, and will possess as of the Closing, the financial resources to timely consummate the purchase and sale transaction contemplated by this Agreement.

        12.4 Knowledge Defined. References to the "knowledge" of Seller shall refer only to the current actual knowledge of Ronaldo Cianciarulo and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such person any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

13.     INDEMNIFICATION.

        13.1 Indemnification of Buyer. Seller hereby agrees to indemnify Buyer against, and to hold Buyer harmless from, all claims, losses, damages, liabilities, costs and expenses, including, but not limited to, reasonable legal fees and disbursements ("Claims") incurred or suffered by Buyer relating to the Property which arise, result from, or relate to (i) acts, occurrences, or matters that took place prior to the Closing, to the extent that any such Claim described in this clause (i) is covered by the commercial general liability insurance policy or other applicable insurance coverage maintained by Seller, and, in this connection, Seller represents and warrants that Seller has, during the period of its ownership, maintained and continues to maintain commercial general liability insurance coverage with respect to its ownership of the Real Property with a coverage limit not less than One Million Dollars ($1,000,000) per occurrence; or
(ii) any breach of any of the representations or warranties of Seller set forth in Section 12.2 of this Agreement subject, however, to the limitations of
Section 17.4. Without limiting the foregoing and without regard to whether or not any such matter is covered by Seller's liability insurance as provided above, Seller hereby represents and warrants to Buyer that no other party holds any right or option to purchase or otherwise acquire the Property, any portion thereof or any interest therein, and Seller shall indemnify, defend and hold Buyer harmless from and against any Claims suffered or incurred by Buyer by reason of any party asserting any such right or option against Seller or Buyer. Notwithstanding the above sentence, it is acknowledged that the Tenants hold possessory rights pursuant to their respective Leases in connection with portions of the Real Property. In addition, without limiting the foregoing and without regard to whether or not any such matter is covered by Seller's liability insurance as provided above, Seller shall be solely responsible for causing the applicable governmental authorities to issue final certificates of occupancy with respect to the Improvements as promptly as reasonably possible, and shall indemnify, defend, and hold Buyer harmless from and against any and all Claims arising out of or in any way connected with any failure by Seller to cause the applicable governmental authorities to issue final certificates of occupancy with respect to the Improvements as promptly as is reasonably possible. Following the Closing, Buyer shall reasonably cooperate with Seller in connection with the securing by Seller of the above-described certificates of occupancy.

        13.2 Defense of Claims Against Buyer. With respect to any Claim for which Buyer has requested indemnification under Section 13.1, Seller shall be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Buyer may at its election and expense, participate in such defense, and provided further that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Seller's counsel will, after consultation with Buyer's counsel, determine the actual strategy, defense or counterclaim to be employed. At Seller's reasonable request, Buyer will cooperate with Seller in the preparation of any defense for any such Claim and Seller will reimburse Buyer for any reasonable expenses incurred in connection with such request. If Seller does not elect to assume the defense of any such matter and such matter is defended by Buyer, Seller shall have the right, at its sole expense, to employ separate counsel acceptable to Buyer and participate in such defense, provided that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer's counsel will, after consultation with Seller's counsel, determine the actual strategy, defense and/or counterclaim to be employed.

        13.3 Indemnification of Seller. Buyer hereby agrees to indemnify Seller against, and to hold Seller harmless from, all Claims incurred or suffered by Seller relating to the

Property which arise, result from or relate to (i) acts, occurrences or matters that take place subsequent to the Closing to the extent that any such Claim described in this clause (i) is covered by a commercial general liability insurance policy or other applicable insurance coverage maintained by Buyer, and, in this connection, Buyer represents and warrants that Buyer will, during the period of its ownership, maintain commercial general liability insurance coverage with respect to its ownership of the Real Property; or (ii) any breach of any of the representations or warranties of Buyer set forth in Section 12.3 of this Agreement.

        13.4 Defense of Claims Against Seller. With respect to any Claim for which Seller has requested indemnification under Section 13.3, Buyer shall be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Seller may at its election and expense, participate in such defense, and provided further that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer's counsel will, after consultation with Seller's counsel, determine the actual strategy, defense or counterclaim to be employed. At Buyer's reasonable request, Seller will cooperate with Buyer in the preparation of any defense for any such Claim and Buyer will reimburse Seller for any reasonable expenses incurred in connection with such request. If Buyer does not elect to assume the defense of any such matter, and such matter is defended by Seller, Buyer shall have the right, at its sole expense, to employ separate counsel acceptable to Seller and participate in such defense, provided that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Seller's counsel will, after consultation with Buyer's counsel, determine the actual strategy, defense and/or counterclaim to be employed.

14.     CASUALTY OR CONDEMNATION.

        14.1 Notice of Casualty. If, following the exercise of the Option and prior to the Closing Date, any part of the Real Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty ("Casualty"), Seller shall promptly notify Buyer of such fact.

                14.1.1 Insured Casualty. If any Improvements located upon the Real Property are destroyed or substantially damaged by a Casualty during the period following the exercise of the Option and prior to the Closing, and such damage is fully covered (except for a deductible or self-insured retention not exceeding Twenty-Five Thousand Dollars ($25,000)) by insurance carried by Seller (an "Insured Casualty"), and (a) the cost of repairing or restoring the damaged Improvements (as agreed between Buyer and Seller or as determined under Section 14.1.4) ("Restoration Costs") shall exceed Four Million Dollars ($4,000,000) (the "Insured Casualty Threshold Amount"), or (b) by reason of the Casualty, the tenant under the Lease in favor of Omnicom shall have the right to terminate such Lease ("Lease Termination"), Buyer shall have the right to terminate this Agreement by giving Seller written notice of termination within ten (10) business days following the date of receipt of Seller's notice of the occurrence of such destruction or damage (or if a longer period of time is reasonably required to determine whether a Casualty is an Insured Casualty, or to agree upon or determine Restoration Costs, within five (5) business days after the amount of Restoration Costs has been determined and Buyer has received written confirmation, in a form reasonably satisfactory to Buyer, from Seller's insurance carrier or carriers that Seller's insurance will cover such damage). If this Agreement is so terminated, then neither party shall have any further rights or obligations hereunder (except with respect to those matters expressly stated to survive such termination), the Deposit including all Withdrawals, and all interest accrued or deemed to have accrued thereon, shall be returned to Buyer within two (2) business days thereafter, and each party shall bear its own costs incurred hereunder. In all events, however, Seller shall be entitled to retain the Option Payment. If Buyer does not elect to terminate this Agreement, or if damage to such Improvements occurs, the Restoration Costs of which are less than the Insured Casualty Threshold Amount and such Casualty shall not result in a Lease Termination, Buyer shall remain obligated to perform all of its obligations under this Agreement, and at Closing, Buyer shall receive a credit against the Purchase Price in the amount of any insurance proceeds collected and retained by Seller as a result of any such damage or destruction (other than proceeds of business interruption insurance), plus the amount of any applicable policy deductible (but reduced by the costs of any repairs performed by Seller with Buyer's approval, which approval shall not be unreasonably withheld), and Seller shall assign to Buyer all rights to such insurance proceeds (other than proceeds of business interruption insurance relating to periods prior to the Closing) as shall not have been collected prior to the Closing. Buyer shall have the right to participate in any adjustment of the insurance claim in connection with any Casualty, whether or not such Casualty is an Insured Casualty.

                14.1.2 Uninsured Casualty. If any Improvements located upon the Real Property are destroyed or substantially damaged during the period following the exercise of the Option and prior to the Closing by a Casualty which is not an Insured Casualty, and the Restoration Costs (as agreed between Buyer and Seller or as determined under Section 14.1.4) shall exceed the available insurance proceeds, if any (other than proceeds of business interruption insurance), by more than One Million Dollars ($1,000,000) (the "Uninsured Casualty Threshold Amount"), or if such Casualty shall result in a Lease Termination, Buyer shall have the right to terminate this Agreement by giving Seller written notice of termination within ten (10) business days following the date of receipt of Seller's notice of the occurrence of such destruction or damage (or if a longer period of time is reasonably required to determine whether a Casualty is or is not an Insured Casualty, or to agree upon or determine Restoration Costs or the amount of insurance proceeds which will be available, within five (5) business days after all such determinations have been made); whereupon this Agreement shall terminate, except as specified in Section
14.1.3. If this Agreement is so terminated, then neither party shall have any further rights or obligations hereunder (except with respect to those matters expressly stated to survive such termination), the Deposit including all Withdrawals, and all interest accrued or deemed to have accrued thereon, shall be returned to Buyer within two (2) business days thereafter, and each party shall bear its own costs incurred hereunder. In all events, however, Seller shall be entitled to retain the Option Payment. If (a) damage to such Improvements occurs, but the Restoration Costs, less the available insurance proceeds, if any (other than proceeds of business interruption insurance), is less than or equal to the Uninsured Casualty Threshold Amount and such Casualty does not result in a Lease Termination, or if (b) Buyer does not elect to terminate this Agreement, or if
(c) Buyer elects to terminate this Agreement, but this Agreement nevertheless does not terminate due to the operation of Section 14.1.3, then, in any of such cases, Buyer shall remain obligated to perform all of its obligations under this Agreement, and at Closing, Buyer shall receive a credit against the Purchase Price in the amount of (A) any insurance proceeds collected and retained by Seller as a result of any such damage or destruction (other than proceeds of business interruption insurance relating to periods prior to the Closing), plus
(B) an amount equal to the lesser of (i) the uninsured Restoration Costs, or
(ii) One Million Dollars ($1,000,000); plus (C) if Section 14.1.3 is applicable, the Additional Amount specified in Section 14.1.3; but reduced by the costs of any repairs performed by Seller with Buyer's approval, which approval shall not be unreasonably withheld, and Seller shall assign to Buyer all rights to such insurance proceeds as shall not have been collected prior to the Closing (other than proceeds of business interruption insurance relating to periods prior to close of escrow). Buyer shall have the right to participate in any adjustment of the insurance claim in connection with any Casualty, whether or not such Casualty is an Insured Casualty.

                14.1.3 Additional Credit. If any Improvements located upon the Real Property are destroyed or substantially damaged during the period following the exercise of the Option and prior to the Closing by a Casualty which is not an Insured Casualty, and the Restoration Costs (as agreed between Buyer and Seller or as determined under Section 14.1.4) shall exceed the available insurance proceeds, if any (other than proceeds of business interruption insurance), by an amount greater than the Uninsured Casualty Threshold Amount, and as a result, Buyer gives notice of termination of this Agreement pursuant to
Section 14.1.2, Seller shall have the right, at its option, for a period of five
(5) business days after Buyer's notice of termination is given, to give notice to Buyer by which Seller agrees to reduce the Purchase Price by the amount (the "Additional Amount") by which the Restoration Costs, less the amount of any available insurance proceeds (other than proceeds of business interruption insurance), exceeds the Uninsured Casualty Threshold Amount. In such event, Buyer's notice of termination given under Section 14.1.2 shall be of no effect, this Agreement shall not be terminated, and the Purchase Price shall be reduced by giving Buyer a credit at Closing for the Additional Amount as specified in this Section 14.1.3 above; provided, however, that if the Additional Amount so computed equals or exceeds Four Million Dollars ($4,000,000), then notwithstanding the foregoing, Seller's agreement to reduce the Purchase Price by crediting Buyer the Additional Amount will become effective, and this Agreement will not be terminated, only if Buyer agrees to accept such price reduction and purchase the Property.

                14.1.4 Arbitration of Disputes. In the event Seller and Buyer cannot mutually agree upon the amount of Restoration Costs, such disputed amount shall be determined in the manner provided in Exhibit 14.1.4 attached hereto. Either Party may invoke the provisions of this Section 14.1.4 at any time that a dispute as to any such amount exists, by delivering written notice to the other party. With respect to the arbitration provided for in this Section 14.1.4, the Parties agree as follows:

        NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISIONS IN THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

        WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

                /s/ [ILLEGIBLE]                  /s/ [ILLEGIBLE]
                --------------------------       ------------------------
                Seller's Initial                 Buyer's Initial

                14.1.5 Postponement of Closing. If any of the Improvements located upon the Real Property are destroyed or substantially damaged during the period following the exercise the Option and this Agreement is not terminated as a result thereof, the scheduled Closing shall be postponed to the extent reasonably necessary to determine whether a Casualty is or is not an Insured Casualty, to agree upon or determine Restoration Costs or the amount of insurance proceeds which will be available, or to determine whether this Agreement will be terminated. Once it has been determined that this Agreement will not be terminated, and such other matters as may be relevant have also been determined, either party may give notice to the other requiring that the Closing occur not more than ten (10) business days following the date such notice is given.

        14.2 Condemnation. Provided that Buyer has exercised the Option, in the event that all or any portion of the Real Property shall be taken in condemnation or under the right of eminent domain after the Effective Date and before the Closing Date, Buyer, notwithstanding such taking, shall be obligated to proceed to close the transaction contemplated herein pursuant to the terms hereof and Seller shall assign and turn over to Buyer, and Buyer shall be entitled and receive and keep all awards for the taking by eminent domain which accrue to Seller and there shall be no reduction in the Purchase Price.

15.     COMMISSIONS.

        Seller represents and warrants to Buyer that no real estate broker or agent has been authorized to act on Seller's behalf, except for GVA Whitney Cressman, Ltd. ("Seller's Broker"). Buyer represents and warrants to the Seller that no real estate broker or agent has been authorized to act on Buyer's behalf, except for Cushman & Wakefield ("Buyer's Broker"). Subject to the occurrence of the Closing, Seller shall pay real estate brokerage commissions through Escrow at Closing to Seller's Broker and Buyer's Broker (collectively, "Brokers") in an amount as separately agreed. Any and all such commissions shall be paid through Escrow. Buyer and Seller each indemnifies the other party and agrees to defend and hold the other party harmless from any and all Claims which now or hereafter may be asserted against the other party for any brokerage fees, finder's fees, commissions or similar types of compensation which may be claimed by any person as a result of the indemnifying party's acts in connection with this transaction, except as otherwise provided herein.

16.     NOTICES.

        All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested or registered mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been given upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1) business day after delivery to a commercial courier for next business day delivery, as the case may be. Each party shall be entitled to modify its address by notice given in accordance with this Section 16.

        If to Seller:           Baker Hamilton Properties, LLC
                                601 Townsend Street, Suite 107
                                San Francisco, CA 94103
                                Attention: Ronaldo Cianciarulo

        With a copy to:         Kay & Merkle
                                100 The Embarcadero, Penthouse
                                San Francisco, CA 94105
                                Attn: Walter F. Merkle, Esq.

        If to Buyer:            Macromedia, Inc.
                                600 Townsend Street, Suite 310W
                                San Francisco, CA 94103
                                Attn: Loren Hillberg

        With a copy to:         Heller Ehrman White and McAuliffe
                                333 Bush Street

                                San Francisco, California 94104
                                Attn: Carl Johnson, Esq.

17.     LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

        17.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its agents to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such reports.

        17.2 As-Is Sale: Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY EMPLOYEES OR AGENTS REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT, EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, THE PROPERTY IS BEING SOLD "AS-IS."

        BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND

ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND, EXCEPT WITH RESPECT TO SELLER'S EXPRESS REPRESENTATIONS, WARRANTIES, AND COVENANTS SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SELLER AND DELIVERED PURSUANT TO THIS AGREEMENT AT CLOSING, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, EMPLOYEES, PROPERTY MANAGER AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN
TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, EMPLOYEES, PROPERTY MANAGER AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS AND ANY VIOLATIONS OF ANY APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, ANY HAZARDOUS MATERIALS LAWS REGARDING THE PROPERTY. BUYER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES THAT:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                /s/ [ILLEGIBLE]                  /s/ [ILLEGIBLE]
                ------------------              -------------------
                  Buyer's Initial                Seller's Initial

        17.3 Material Change. Seller shall promptly notify Buyer in writing of any change in any condition with respect to the Property or any event or circumstance which makes any representation or warranty of Seller as set forth in Section 12.2 of this Agreement materially untrue or misleading or any covenant of Seller under this Agreement incapable of being performed. In no event shall Seller be liable to Buyer for, or be deemed to be in default pursuant to this Agreement by reason of any inaccuracy of a representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date; and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a material change which is not permitted hereunder will constitute the non-fulfillment of the condition set forth in Section 8.2.2 hereof. If, in spite of such non-fulfillment of the conditions set forth in such Section 8.2.2 the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in any notice or notices of modification as given by Seller to Buyer pursuant to this
Section 17.3 prior to the Closing.

        17.4 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 12.2 hereof (as such may have been updated as of the Closing in accordance with Section 17.3) in accordance with the terms of this Agreement, shall survive Closing for a period of twelve (12) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts, or other matter, which was actually known to Buyer prior to the Closing. Seller shall have no liability to Buyer for a breach of any representation or warranty unless and until the valid claims for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000) (including all claims arising in relation to the King Street Agreement and 625 Agreement), in which event the amount of such valid claims in excess of Fifty Thousand Dollars ($50,000) shall be actionable, up to the Maximum (as defined in this Section), and unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of said twelve (12) month period and any action shall have been commenced by Buyer against Seller within fourteen (14) months of Closing. Buyer agrees to first seek recovery under any insurance policies, Service Contracts and the Leases, as applicable, prior to seeking recovery from Seller (although the foregoing shall not prevent Buyer from commencing an action against Seller to recover such damages), and Seller shall not be liable to Buyer if Buyer's remaining claim after recovery from such insurance policies, Service Contracts and/or Leases is less than Fifty Thousand Dollars ($50,000). As used herein, the term "Maximum" shall mean the total aggregate amount (including claims arising under or in relation to the King Street Agreement and 625 Agreement) of Five Million Dollars ($5,000,000). References to "known to Buyer" shall refer only to the current actual knowledge of James Morgensen and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Buyer, or to any other officer, agent, manager, representative or employee of Buyer or any affiliate thereof or to impose upon such person any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

        17.5 Survival of Limitations. The provisions of this Article 17 shall survive Closing or any termination of this Agreement.

18.     MISCELLANEOUS.

        18.1 Time. Time is of the essence in the perfomance of each party's obligations hereunder; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

        18.2 Attorneys' Fees. If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and expenses. The phrase "prevailing party" shall include a party who receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise.

        18.3 No Waiver. No waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such party of any other covenant or condition hereunder.

        18.4 Entire Agreement. This Agreement contains the entire agreement between the .parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified in writing.

        18.5 Survival. The provisions of this Agreement shall not merge with the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the Closing.

        18.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and successors and assigns of Seller and Buyer. Buyer shall have the right to assign Buyer's rights and obligations pursuant to this Agreement to any party without the prior written consent of Seller; provided, however, that Buyer shall not be released from liability under this Agreement by reason of any such assignment and Buyer shall give Seller written notice of any such assignment at least ten (10) days prior to the Closing.

        18.7 Severability. In the case that any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        18.8 Captions. Paragraph titles or captions contained in this Agreement are inserted as a matter of convenience only and for reference, and in no way define, limit, extend or describe the scope of this Agreement.

        18.9 Exhibits. All exhibits attached hereto shall be incorporated herein by reference as if set out herein in full.

        18.10 Relationship of the Parties. The parties acknowledge that neither party is an agent for the other party, and that neither party shall or can bind or enter into agreements for the other party.

        18.11 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and be construed in accordance with the laws of the State of California.

        18.12 Review by Counsel. The parties acknowledge that each party and its counsel have reviewed and approved this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

        18.13 Non-Disclosure. Except as otherwise provided in Section 7.2.3 the parties hereto shall not disclose any of the material terms of this Agreement or the existence of this Agreement (except to the extent as may be required by law or as required by the Title Company or to the officers, directors, partners, employees, accountants, attorneys, and other consultants of the parties hereto in the ordinary course of business) without the prior written consent of the other party. Notwithstanding the foregoing, any party (and any employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such tax treatment and tax structure; provided, however, that any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws. For purposes of the exceptions set out in the preceding sentence to the general confidentiality provisions set forth above, the tax treatment and tax structure of the transactions contemplated by this Agreement shall not be deemed to include the location of the Property, the identity of the parties to this Agreement or the Purchase Price.

        18.14 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original. This Agreement shall only be effective if a counterpart is signed by both Seller and Buyer.

        18.15 Filing of Reports. The Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 as amended (and any similar reports or returns required under any state or local laws) in connection with the Closing.

        18.16 Third Party Beneficiaries. This Agreement is for the benefit of Buyer and Seller and their respective agents, employees, shareholders, officers, directors, partners and successors and no third party shall be entitled to the benefit of any of the provisions of this Agreement.

        18.17 Tax Deferred Exchange. In connection with the transactions contemplated by this Agreement, Seller may wish to engage in a tax deferred exchange of the Real Property. Buyer agrees to reasonably cooperate with Seller in connection with such exchange, provided, however, that (i) the exchange shall not delay (except as expressly provided in this Agreement) the Closing; (ii) Buyer will not be required to take title to any other real property; (iii) Buyer shall not incur any additional liability or cost by reason of such exchange;
(iv) Seller will indemnify, defend and hold Buyer harmless for, from and against any claim, demand, cause of action, liability, cost or expense (including attorney's fees) in connection therewith, including, without limitation, any increase in escrow fees or charges resulting from such exchange; and (v) Seller acknowledges and agrees and that Buyer has not made and will not make representation or warranty as to the effectiveness for tax purposes of any such exchange.

        18.18 Parking Fees. Notwithstanding any provisions to the contrary of that certain Parking Easement Agreement applicable to the Real Property recorded in the official records of the City and County of San Francisco on August 24, 2000 (Reel 8708 image 0270). Seller shall have no obligation to pay parking fees with respect to the Real Property in connection with the King Street Property during the period in which the King Street Property is held and owned by Buyer or any assignee or affiliate of Buyer and the Real Property continues to be held and owned by Seller. The above sentence shall not be construed to limit the obligation of Omnicom to pay for parking leased by Omnicom in the King Street Property.

19.     DEFAULT.

        19.1 Liquidated Damages. FROM AND AFTER THE EXERCISE OF THE OPTION, IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO A DEFAULT OF BUYER, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS
SECTION 19.1 BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER ARISING FROM SUCH FAILURE OF THE SALE TO CLOSE. IN ADDITION, BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 19.1 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO (A) THE OTHER

PARTY'S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT, OR
(B) THIRD PARTY CLAIMS. BY THEIR SEPARATELY EXECUTING THIS SECTION 19.1 BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. CONSISTENT WITH THE PROVISIONS OF SECTION 1.5, IN THE EVENT OF A TERMINATION OF THIS AGREEMENT BY REASON OF A DEFAULT OF BUYER PURSUANT TO THIS SECTION 19.1, THE OPTION PAYMENT IN ALL EVENTS SHALL BE RETAINED BY SELLER.

                /s/ [ILLEGIBLE]                  /s/ [ILLEGIBLE]
                --------------------             --------------------
                  Buyer's Initials                 Seller's Initials

        19.2 Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to default by Seller hereunder, Buyer shall be entitled, as its sole remedy for Seller's default, either (a) to receive the return of the Option Payment and the Deposit including all Withdrawals (together with all interest accrued or deemed accrued thereon), and to recover from Seller Buyer's actual third party out of pocket costs incurred in connection with Buyer's due diligence (which costs, together with any costs incurred by Buyer in connection with the King Street Property and 625 Property, shall not exceed Two Hundred Thousand Dollars ($200,000); or (b) to enforce specific performance of Seller's obligation to convey the Property to Buyer in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except as otherwise expressly provided in this section 19.2 above, Buyer expressly waives its rights to seek damages in the event of Seller's default hereunder. Buyer shall be deemed to have elected to terminate this agreement if Buyer fails to file suit for specific performance against seller in a court having jurisdiction in the county and state in which the Real Property is located, on or before one hundred twenty (120) days following the date upon which Closing was to have occurred.

        Notwithstanding the above provisions of this Section 19.2 to the contrary, Buyer shall be entitled to seek damages against Seller as allowed by applicable law in the event that Buyer shall be prevented from obtaining specific performance of Seller's obligation to convey title to the Property to Buyer as required under this Agreement by reason of Seller's grant or conveyance of the Property, any right or interest therein or any lien or encumbrance thereon to any other party.

20. DEFINITIONS. For ease of reference, the defined terms as employed in this agreement and as listed below are defined in the designated sections:

        1.      "625 Property" as defined in Section 1.4

        2.      "625 Agreement" as defined in Section 1.4

        3.      "Additional Amount" as defined in Section 14.1.3

        4.      "Agreement" as defined in the first paragraph

        5.      "Assignment" as defined in Section 2.3

        6.      "Bill of Sale" as defined in Section 9.1.2

        7.      "Brokers" as defined in Section 15

        8.      "Buyer" as defined in the first paragraph

        9.      "Buyer's Broker" as defined in Section 15

        10.     "Buyer's Deed of Trust" as defined in Section 3.6.4

        11.     "Buyer's Reports" as defined in Section 7.5

        12.     "Buyer's Representatives" as defined in Section 7.4

        13.     "Buyer's Title Policy" as defined in Section 4.2

        14.     "Casualty" as defined in Section 14.1

        15.     "Claims" as defined in Section 13.1

        16.     "Closing" as defined in Section 6.1

        17.     "Closing Date" as defined in Section 6.1

        18.     "Deed" as defined in Section 9.1.1

        19.     "Deposit" as defined in Section 3.2

        20.     "Disapproval Notice" as defined in Section 8.2.5

        21.     "Due Diligence Materials" as defined in Section 7.2

        22.     "Early Closing" as defined in Section 6.1

        23.     "Effective Date" as defined in the first paragraph

        24.     "Escrow" as defined in Section 5.1

        25.     "Estoppel Certificate(s)" as defined in Section 7.7

        26.     "Exchange Property" as defined in Section 3.6

        27.     "Exercise Notice" as defined in Section 1.4

        28.     "Existing Debt" as defined in Section 3.6.3

        29.     "Expiration Date" as defined in Section 7.1

        30.     "First Offer Notice" as defined in Section 1.2

        31.     "Improvements" as defined in Section 2.1.2

        32.     "Insured Casualty" as defined in Section 14.1.1

        33.     "Insured Casualty Threshold Amount" as defined in Section 14.1.1

        34.     "King Street Agreement" as defined in Section 1.4

        35.     "King Street Property" as defined in Section 1.4

        36.     "Land" as defined in Section 2.1.1

        37.     "Leases" as defined in Section 2.3

        38.     "Landlord's Certificate" as defined in Section 7.7

        39.     "Lender" as defined in Section 3.6.3

        40.     "Maximum" as defined in Section 17.4

        41.     "Notice of Early Closing" as defined in Section 6.1

        42.     "Omnicom" as defined in Section 8.1.6

        43.     "Operating Costs" as defined in Section 10.1.3

        44.     "Option" as defined in Section 1.1

        45.     "Option Payment" as defined in Section 1.2

        46.     "Other Escrow" as defined in Section 3.6

        47.     "Permitted Exceptions" as defined in Section 4.3

        48.     "Personal Property" as defined in Section 2.1.3

        49.     "Property" as defined in Section 2.1

        50.     "Purchase Price" as defined in Section 3

        51.     "Real Property" as defined in Section 2.2

        52.     "Release Date" as defined in Section 3.6

        53.     "Release Conditions" as defined in Section 3.6

        54.     "Restoration Costs" as defined in Section 14.1.1

        55.     "Seller" as defined in the first paragraph

        56.     "Seller's Broker" as defined in Section 15

        57.     "Service Contracts" as defined in Section 2.3

        58.     "Subsequent Title Defects Notice" as defined in Section 7.3.3

        59.     "Survey" as defined in Section 7.3.1

        60.     "Tenant Notification Letter", as defined in Section 9.3

        61.     "Tenants" as defined in Section 2.3

        62.     "Term" as defined in Section 1.3

        63.     "Title Company" as defined in Section 5.1

        64.     "Title Notice" as defined in Section 7.3.2

        65.     "Title Report" as defined in Section 7.3.1

        66.     "Townsend 625" as defined in Section 1.4

        67.     "Uninsured Casualty Threshold Amount" as defined in Section
                14.1.2

        68.     "Updated Estoppel Certificate" as defined in Section 7.7

        69.     "Withdrawal" as defined in Section 3.6

                             SIGNATURE PAGE FOLLOWS:

        IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be duly executed and delivered as of the day and year first above written.

SELLER:                                    BUYER:

BAKER HAMILTON PROPERTIES, LLC,            MACROMEDIA, INC.,
a California limited liability company     a Delaware corporation

By:   /s/ Ronaldo Cianciarulo              By:   /s/ James L. Morgensen
      ------------------------                   ------------------------
      Ronaldo Cianciarulo,                 Name: James L. Morgensen
Its   President                            Its:  Vice President

                                LIST OF EXHIBITS

                 601 Townsend Street, San Francisco, California

Exhibit 1.4          -     Form of Exercise Notice
Exhibit 2.1.1        -     Legal Description of Land
Exhibit 2.1.3        -     Schedule of Tangible Personal Property
Exhibit 2.3(i)       -     Schedule of Leases
Exhibit 2.3(ii)      -     Schedule of Service Contracts
Exhibit 3.6.2        -     Form of Guaranty Agreement
Exhibit 3.6.4        -     Form of Buyer Deed of Trust
Exhibit 7.7(i)       -     Form of Estoppel Certificate
Exhibit 7.7(ii)      -     Form of Landlord's Certificate
Exhibit 9.1.1        -     Form of Grant Deed
Exhibit 9.1.2        -     Form of Bill of Sale
Exhibit 9.1.3        -     Form of Assignment and Assumption Agreement
Exhibit 9.3          -     Form of Tenant Notification Letter
Exhibit 14.1.4       -     Arbitration of Disputes Relating to Estimated
                           Restoration Costs

                                LIST OF SCHEDULES

Schedule 12.2.4            -     Description of Litigation
Schedule 12.2.5            -     Description of Violations
Schedule 12.2.8            -     Description of Lease Issues
Schedule 12.2.9            -     Description of Commission Issues
Schedule 12.2.10           -     Description of Issues Relating to Developmental
                                 Requirements

                                   EXHIBIT 1.4

                             FORM OF EXERCISE NOTICE


                                     [date]
                                ----------------


Baker Hamilton Properties, LLC
601 Townsend Street, Suite 107
San Francisco, CA 94103
Attention: Ronaldo Cianciarulo

        Re: Option Agreement ("Agreement") dated July ____, 2003, by and between
            Baker Hamilton Properties, LLC, ("Seller") and Macromedia, Inc. ("Buyer")

Gentlemen:

        With reference to the above Agreement and specifically with reference to
Section 1.4 of the above Agreement, please consider this letter notice of Buyer's unequivocal exercise of the Option as described in the Agreement.

        This letter constitutes the "Exercise Notice" as defined in the Agreement.

                                                Very truly yours,


        cc:    Walter F. Merkle

                                  EXHIBIT 2.1.1

                            LEGAL DESCRIPTION OF LAND

Real property in the City of San Francisco, County of San Francisco, State of California, described as follows:

Beginning at a point formed by the intersection of the southwesterly line of Seventh Street with the southeasterly line of Townsend Street; running thence southeasterly along the southwesterly line of Seventh Street 275 feet to the northwesterly line of King Street; thence at a right angle southwesterly along the said northwesterly line of King Street 275 feet; thence at a right angle northwesterly 275 feet to the southeasterly line of Townsend Street; and thence at a right angle northeasterly along the said southeasterly line of Townsend Street 275 feet to its intersection with the southwesterly line of Seventh Street and the point of beginning.

Being a portion of 100 Vara Block No. 413.

APN: Lot: 001 Block: 3799

                                  EXHIBIT 2.1.3

                     SCHEDULE OF TANGIBLE PERSONAL PROPERTY

1st FLOOR ELECTRICAL ROOM
Building Automation Computer Work Station:
        IBM CPU model 160, serial #23G7803
        IBM monitor, serial #66-46502
        IBM keyboard, serial #0265793
        IBM mouse, serial #23-060287
        1-folding table
        1-folding chair
Citizen GSX-190 fire alarm printer, serial #AKA0029374
1-set elevator pads for protecting elevator
1-6 foot ladders

2nd FLOOR
BUILDING ACCESS SYSTEM:
10-Nothern Computers models N-1000 to P200-IV-X access control system units, no serial numbers
10-Altroniscs AL400ULX power supply cabinets
Virtual Micro PC, no serial number
Sony Multiscan 200sf model CPD-200sf, serial #7132813
HP Laserjet 6p Model C3980A, serial #USDH015332

                                 EXHIBIT 2.3(i)

                               SCHEDULE OF LEASES

1. Lease by and between Baker Hamilton Properties, LLC and Omnicom Group, Inc., (successor-in-interest to Organic, Inc.) dated November 8, 1999 as amended by that certain First Amendment to Lease and Payment Agreement dated March 20, 2001, and as further amended by that certain Second Amendment to Lease and Payment Agreement dated December 3, 2001. The above-described lease was assigned by Organic, Inc. to Omnicom Group, Inc. pursuant to that certain Assignment of Lease dated January 1, 2003.

2. Lease by and between Baker-Hamilton Properties, LLC and Winstar, dated October 31, 2000.

                                 EXHIBIT 2.3(ii)

                          SCHEDULE OF SERVICE CONTRACTS

1. Agreement with Able Engineering Services, dated October 16, 2000 for the providing of building maintenance services.

2. Agreement with Crane Pest Control, dated September 21, 2000 for the providing of Pest Control Services.

3. Agreement with Diversified Fire Protection, dated September 25, 2002 for providing fire alarm monitoring services.

4. Agreement with Otis Elevator Company, dated November 1, 2001 for providing elevator maintenance services.

5. Agreement with Trinity Building Maintenance, dated July 18, 2000 for janitorial services.

                                  EXHIBIT 3.6.2

                           FORM OF GUARANTY AGREEMENT
                               GUARANTY AGREEMENT

        THIS GUARANTY AGREEMENT ("Guaranty") is made as of July _________ ___, 2003, by RONALDO CIANCIARULO ("Guarantor") in favor of MACROMEDIA, INC., a Delaware corporation ("Macromedia").

                                R E C I T A L S:

A. Baker Hamilton Properties LLC, a California limited company ("Seller"), and Macromedia have entered into Option Agreement dated as of July ___, 2003 ("Agreement"), pursuant to which Seller granted to Macromedia an option to purchase the Property (as defined therein). Pursuant to the Agreement, Macromedia has made the Deposit with the Title Company (as each such term as defined in the Agreement).

B. Under Section 3.6 of the Agreement, Seller has the right to withdraw from Escrow (as defined in the Agreement) a portion of the Deposit on one or more occasions in the maximum amount provided therein, subject to Seller's satisfaction of the Release Conditions (as defined in the Agreement). Guarantor's execution and delivery of this Guaranty to Macromedia constitutes one of the Release Conditions. Unless otherwise defined herein, capitalized terms used in this Guaranty shall have the meanings attributed to such terms in the Agreement.

        NOW, THEREFORE, in order to satisfy one of the Release Conditions, and in consideration of Macromedia's agreements in the Agreement, Guarantor unconditionally guarantees and agrees as follows:

1. GUARANTY. Guarantor hereby unconditionally guarantees to Macromedia the payment and performance by Seller of its obligations under the Agreement to repay to Macromedia all Withdrawals, and interest deemed to accrue thereon, under any circumstances where the Closing shall not occur and Macromedia is entitled to the return of the Deposit pursuant to the provisions of the Agreement, together with all attorneys' fees, expenses, and other sums paid or incurred by Macromedia by reason of Seller's failure to perform such obligations, and all extensions, renewals or modifications of such obligations (collectively, "Return Obligations").

2. REMEDIES. If Guarantor fails to promptly perform its obligations under this Guaranty, Macromedia may from time to time, and without first requiring performance by Seller or exhausting any or all security for the Return Obligations, if any, bring any action at law or in equity or both to compel Guarantor to perform its obligations hereunder, and to collect in any such action compensation for all loss, cost, damage, injury and expense sustained or incurred by Macromedia as a direct or indirect consequence of the failure of Guarantor to perform its obligations, together with interest thereon at the rate of interest equal to the lesser of ten percent (10%) or the maximum rate permitted by applicable law.

3. RIGHTS OF MACROMEDIA. Guarantor authorizes Macromedia, without giving notice to Guarantor or obtaining Guarantor's consent and without affecting the liability of Guarantor, from time to time to: (a) renew or extend all or any portion of the Return Obligations; (b) otherwise modify the terms of the Agreement or the Buyer Deed of Trust; (c) take and hold security for the performance of the Return Obligations and exchange, enforce, waive and release any such security; (d) apply such security and direct the order or manner of sale thereof as Macromedia in its discretion may determine; (e) release, substitute or add any one or more guarantors of the Return Obligations; (f) apply amounts received by Macromedia from Seller to any obligations of Seller to Macromedia, in such order as Macromedia shall determine in its sole discretion, whether or not any such obligations are covered by this Guaranty; (g) assign this Guaranty in whole or in part; and (h) assign, transfer or negotiate all or any part of the obligations guaranteed by this Guaranty.

4. GUARANTOR'S WAIVERS. Guarantor waives: (a) any defense based upon any legal disability or other defense of Seller, any other guarantor or other person, or by reason of the cessation or limitation of the liability of Seller from any cause other than full payment and performance of all of the Return Obligations; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Seller or any principal of Seller or any defect in the formation of Seller or any principal of Seller; (c) any and all rights and defenses arising out of an election of remedies by Macromedia; (d) any defense based upon Macromedia's failure to disclose to Guarantor any information concerning Seller's financial condition or any other circumstances bearing on Seller's ability to perform all of its obligations under the Agreement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (f) any defense based upon Macromedia's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111
(b)(2) of the Federal Bankruptcy Code or any successor statute; (g) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (h) any right of subrogation, any right to enforce any remedy which Macromedia may have against Seller and any right to participate in, or benefit from, any security for the Agreement now or hereafter held by Macromedia; (i) presentment, demand, protest and notice of any kind; and
(j) the benefit of any statute of limitations affecting the liability of Guarantor hereunder or the enforcement hereof. Guarantor agrees that the performance of any act or any payment which tolls any statute of limitations applicable to Seller's liability under the Agreement shall similarly operate to toll the statute of limitations applicable to Guarantor's liability hereunder. Guarantor understands that if Macromedia forecloses by trustee's sale on a deed of trust securing any of the indebtedness and obligations guaranteed by this Guaranty,

Guarantor will then have a defense preventing Macromedia from thereafter enforcing Guarantor's liability for the unpaid portion of such indebtedness and obligations. This defense arises because the trustee's sale would eliminate Guarantor's right of subrogation, and therefore Guarantor would be unable to obtain reimbursement from Seller. Guarantor specifically waives this defense and all rights and defenses that Guarantor may have because such indebtedness and obligations are secured by real property. This means, among other things: (i) Macromedia may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Seller; and (ii) if Macromedia forecloses on any real property collateral pledged by Seller: (A) the amount of such indebtedness and obligations may be reduced only by the price by which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Macromedia may collect from Guarantor even if Macromedia, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Seller. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because such indebtedness and obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon the Sections 580a, 580b, 580d or 726 of the California Code Civil Procedure or similar laws in another states.

5. GUARANTOR'S WARRANTIES. Guarantor warrants and acknowledges that: (a) Macromedia would not enter into the Agreement but for this Guaranty; (b) there are no conditions precedent to the effectiveness of this Guaranty; (c) Guarantor has established adequate means of obtaining from sources other than Macromedia, on a continuing basis, financial and other information pertaining to Seller's financial condition, and the status of Seller's performance of its obligations under the Agreement, and Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor's risks hereunder and Macromedia has made no representation to Guarantor as to any such matters; (d) Guarantor has not and will not, without the prior written consent of Macromedia, sell, lease, assign, encumber, hypothecate, transfer or otherwise dispose of all or substantially all of Guarantor's assets.

6. SUBORDINATION. Guarantor subordinates all present and future indebtedness owing by Seller to Guarantor to the obligations at any time owing by Seller to Macromedia under the Agreement. Guarantor assigns all such indebtedness to Macromedia as security for this Guaranty and the Agreement. Guarantor agrees to make no claim for such indebtedness until all obligations of Seller under the Agreement have been fully discharged. Guarantor further agrees not to assign all or any part of such indebtedness unless Macromedia is given prior notice and such assignment is expressly made subject to the terms of this Guaranty.

7. BANKRUPTCY OF SELLER. In any bankruptcy or other proceeding in which the filing of claims is required by law, Guarantor shall file all claims which Guarantor may have against Seller relating to any indebtedness or obligations of Seller to Guarantor and shall assign to Macromedia all rights of Guarantor thereunder. If Guarantor does not file any such claim, Macromedia, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Macromedia's discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Macromedia's nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Macromedia or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Macromedia the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Macromedia all of Guarantor's rights to any such payments or distributions; provided, however, that Guarantor's obligations hereunder shall not be satisfied except to the extent that Macromedia receives cash by reason of any such payment or distribution. If Macromedia receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty. If all or any portion of the obligations guaranteed hereunder are paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Macromedia as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) full payment and performance of all of the indebtedness and obligations arising under the Agreement.

8. ASSIGNMENT Guarantor agrees that Macromedia shall have the right to assign its rights under this Guaranty to any assignee of Macromedia's rights and obligations under the Agreement.

9. ADDITIONAL, INDEPENDENT AND UNSECURED OBLIGATIONS. This Guaranty is a guaranty of payment and not of collection and cannot be revoked by Guarantor and shall continue to be effective with respect to any indebtedness and obligations referenced in Section 1 hereof arising or created after any attempted revocation hereof or after the death of Guarantor (if Guarantor is a natural person, in which event this Guaranty shall be binding upon Guarantor's estate and Guarantor's legal representatives and heirs). The obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties unless said other guaranties are expressly modified or revoked in writing. This Guaranty is independent of the obligations of Seller under the Agreement. Macromedia may bring a separate action to enforce the provisions hereof against Guarantor without taking action against Seller or any other party or joining Seller or any other party as a party to such action. Except as otherwise provided in this Guaranty, this Guaranty is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this Guaranty.

10.     ATTORNEYS' FEES; ENFORCEMENT. If any attorney is engaged by

Macromedia to enforce or defend any provision of this Guaranty, with or without the filing of any legal action or proceeding, Guarantor shall pay to Macromedia, immediately upon demand, all attorneys' fees and costs incurred by Macromedia in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest specified in Section 1 above.

11. RULES OF CONSTRUCTION. The word "Seller" as used herein shall include both the named Seller and any other person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of the named Seller under the Agreement. The teen "person" as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Guaranty is executed by more than one person, the term "Guarantor" shall include all such persons. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and vice versa. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

12. GOVERNING LAW. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of California, except to the extent preempted by federal laws. Guarantor and all persons and entities in any manner obligated to Macromedia under this Guaranty consent to the jurisdiction of any federal or state court within the State of California having proper venue and also consent to service of process by any means authorized by California or federal law.

13. MISCELLANEOUS. The provisions of this Guaranty will bind and benefit the heirs, executors, administrators, legal representatives, nominees, successors and assigns of Guarantor and Macromedia. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Guaranty and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been part of this Guaranty.

14. ENFORCEABILITY. Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this Guaranty are complex in nature, and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Macromedia's consideration for entering into this transaction, Macromedia has specifically bargained for the waiver and relinquishment by Guarantor of all such defenses, and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Guarantor does hereby represent and confirm to Macromedia that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this Guaranty with the intent that this Guaranty and all of the informed waivers herein shall each and all be fully enforceable by Macromedia, and that Macromedia is induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

15. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS GUARANTY, AND BY ITS ACCEPTANCE HEREOF, MACROMEDIA, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE AGREEMENT OR THIS GUARANTY, INCLUDING WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE AGREEMENT OR THIS GUARANTY (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY AND MACROMEDIA HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS GUARANTY AND MACROMEDIA MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO AND MACROMEDIA TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

16. NOTICES. All notices, demands, or other communications under this Guaranty shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Guaranty, in the case of Guarantor, or at the address as set forth in the Agreement, in the case of Macromedia (subject to change from time to time by written notice pursuant to this Section 16). All communications shall be deemed served upon delivery of the same, or if mailed, upon the first to occur of receipt, the expiration of four
(4) business days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Guarantor or Macromedia at the address specified, or upon receipt of electronic confirmation by sender of addressee's receipt of telefacsiumile; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

17. JOINT AND SEVERAL LIABILITY. The liability under this Guaranty of the persons and/or entities constituting Guarantor shall be joint and several, and no failure by any such person or entity constituting Guarantor to perform any of its obligations under this Guaranty shall impair or affect in any manner the obligations under this Guaranty of any other person or entity constituting Guarantor.

        IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date appearing on the first page of this Guaranty.

                                        "GUARANTOR"


                                        -----------------------------------
                                        RONALDO CIANCIARULO

                                        Address:
                                        601 Townsend Street, Suite 107
                                        San Francisco, CA 94103

                                  EXHIBIT 3.6.4

                           FORM OF BUYER DEED OF TRUST

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:


Macromedia, Inc.
600 Townsend Street
San Francisco, CA 94103
Attn: Loren E. Hillberg, Esq.

--------------------------------------------------------------------------------

                     DEED OF TRUST WITH ASSIGNMENTS OF RENTS

THIS DEED OF TRUST WITH ASSIGNMENT OF RENTS is made as of ___________, 2003, by BAKER HAMILTON PROPERTIES, LLC, a California limited liability company, as trustor ("Trustor"), whose address is 601 Townsend Street, Suite 107, San Francisco, California 94103, to CHICAGO TITLE COMPANY, a corporation, as trustee ("Trustee"), for the benefit and security of MACROMEDIA, INC., a Delaware corporation, whose address is 600 Townsend Street, San Francisco, California 94103, as beneficiary ("Beneficiary").

Trustor irrevocably grants, transfers and assigns to Trustee in trust, with power of sale, and right of entry and possession, that certain real property situated in the City and County of San Francisco, State of California, and more particularly described in Exhibit A attached hereto and incorporated herein by this reference.

Together with rents, issues and profits thereof, subject, however, to the right, power and authority hereinafter given to and conferred upon Beneficiary to collect and apply such rents, issues and profits.

For the purpose of securing (1) payment and performance by Trustor of its obligation to repay Withdrawals (as defined in the Option Agreement, as defined below), and interest deemed to have accrued thereon, to Beneficiary under any circumstances where the Closing (as defined in the Option Agreement) does not occur and Beneficiary is entitled to return of the Deposit (as defined in the Option Agreement) pursuant to the provisions of this Option Agreement; (2) the performance of each agreement of Trustor incorporated by reference or contained herein or reciting it is so secured; and (3) payment and performance of any additional indebtedness and obligation of Trustor to Beneficiary, when evidenced by a written instrument executed by Trustor and reciting that they are secured by this Deed of Trust. For the purposes of this Deed of Trust, the tern "Option Agreement" shall mean that certain Option Agreement dated as of July __, 2003, between Trustor and Beneficiary, pursuant to which Trustor granted to Beneficiary an option to purchase the real property described in Exhibit A attached hereto.

        A       To protect the security of this Deed of Trust, and with respect to the property above described, Trustor agrees:

                (1) To keep said property in good condition and repair; not to remove or demolish any building thereon; to complete or restore promptly and in good and workmanlike manner any building which may be constructed, damaged or destroyed thereon and to pay when due all claims for labor performed and materials furnished therefor; to comply with all laws affecting said property or requiring any alterations or improvements to be made thereon; not to commit or permit waste thereof; not to commit, suffer or permit any act upon said property in violation of law; to cultivate, irrigate, fertilize, fumigate, prune and do all other acts which from the character or use of said property may be reasonably necessary, the specific enumerations herein not excluding the general.

                (2) To provide, maintain and deliver to Beneficiary full replacement cost property insurance satisfactory to and with loss payable to Beneficiary. The amount collected under any property or other insurance policy may be applied by Beneficiary upon any indebtedness secured hereby and in such order as beneficiary may determine, or at option of Beneficiary the entire amount so collected or any part thereof may be released to Trustor. Such application or release shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice

                (3) To appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee; and to pay all costs and expenses, including cost of evidence of title and attorney's fees in a reasonable sum, in any action or proceeding in which Beneficiary or Trustee may appear, and in any suit brought by Beneficiary to foreclose this Deed of Trust.

                (4) To pay before delinquency all taxes and assessments affecting said property, including assessments on appurtenant water stock; to pay when due all encumbrances, charges and liens, with interest, on said property or any part thereof, which appear to be prior or superior to the lien of this Deed of Trust; and to pay all costs, fees and expenses of this Trust.

Should Trustor fail to make any payment or to do any act as herein provided, then Beneficiary or Trustee, but without obligation to do so and without notice to or demand upon Trustor and without releasing Trustor from any obligation hereof, may: make or do the same in such manner and to such extent as either may deem necessary to protect the security hereof, Beneficiary or Trustee being authorized to enter upon said property for such purposes; appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee; pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgement of either appears to be prior or superior hereto; and in exercising any such powers, pay necessary expenses, employ counsel and pay his or her reasonable fees.

                (5) To pay immediately and without demand all sums so expended by Beneficiary or Trustee, with interest from date of expenditure, at the lesser of ten percent (10%) per annum or the maximum rate permitted by applicable law, and to pay for any statement provided for by law in effect at the date hereof regarding the obligation secured hereby, any amount demanded by the Beneficiary not to exceed the maximum allowed by law at the time when said statement is demanded.

        B       It is mutually agreed:

                (1) That any award of damages in connection with any condemnation for public use of or injury to said property or any part thereof is hereby assigned and shall be paid to Beneficiary who may apply or release such moneys received by Beneficiary in the same manner and with the same effect as above provided for disposition of the proceeds of property or other insurance.

                (2) That by accepting payment of any sum secured hereby after its due date, Beneficiary does not waive Beneficiary's right either to require prompt payment when due of all other sums so secured or to declare default for failure so to pay.

                (3) That at any time or from time to time, without liability therefor and without notice, upon written request of Beneficiary and presentation of this Deed of Trust and the obligations secured hereby for endorsement, and without affecting the personal liability of any person for payment of the obligations secured hereby, Trustee may: reconvey any part of said Property; consent to the making of any map or plat thereof; join in granting any easement thereon; or join in any extension agreement or any agreement subordinating the lien or charge hereof.

                (4) That upon written request of Beneficiary stating that all sums secured hereby have been paid, and upon surrender of this Deed of Trust to Trustee for cancellation and retention or other disposition as Trustee in its sole discretion may choose and upon payment of its fees, Trustee shall reconvey, without warranty, the property then held hereunder. The recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in such reconveyance may be described as the "person or persons legally entitled thereto."

                (5) That as additional security, Trustor hereby gives and confers upon Beneficiary the right, power and authority, during the continuance of these trusts, to collect the rents, issues and profits of said property, reserving unto Trustor the right, prior to any default by Trustor in payment of any indebtedness or obligations secured hereby or in performance of any agreement hereunder, to collect and retain such rents, issues and profits as they become due and payable. Upon any such default, Beneficiary may at any time without notice, either in person, by agent, or by a receiver to be appointed by a court, and without regard to the adequacy of any security for the indebtedness hereby secured, enter upon and take possession of said property or any part thereof, in his or her own name sue for or otherwise collect such rents, issues, and profits, including those past due and unpaid, apply the same, less costs and expenses of operation and collection, including reasonable attorney's fees, upon any indebtedness secured hereby, and in such order as Beneficiary may determine. The entering upon and taking possession of said Property, the collection of such rents, issues and profits and the application thereof as aforesaid, shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

                (6) That upon default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder, Beneficiary may declare all sums secured hereby immediately due and payable by delivery to Trustee of written declaration of default and demand for sale and of written notice of default and of election to cause to be sold said property, which notice Trustee shall cause to be filed for record. Beneficiary shall deposit with Trustee this Deed of Trust, said note and all documents evidencing expenditures secured hereby.

After the lapse of such time as may be required by law following the recordation of said notice of default, and notice of sale having been given as then required by law, Trustee without demand on Trustor, shall sell said property at the time and place fixed by it in said notice of sale, either as a whole or in separate parcels, and in such order as it may determine, at public auction to the highest bidder for cash in lawful money of the United States, payable at time of sale, Trustee may postpone sale of all or any portion of said property by public announcement at such time and place of sale and from time to time thereafter may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to such purchaser its deed conveying the property so sold, but without any covenant or warranty, express or implied. The recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustor, Trustee or Beneficiary, may purchase at such sale.

After deducting all costs, fees and expenses of Trustee and of this trust, including the cost of evidence of title in connection with the sale, Trustee shall apply the proceeds of sale to payment of all sums expended under the terms hereof, not then repaid, with accrued interest at the amount allowed by law in effect at the date hereof; all other sums then secured hereby; and the remainder, if any, to the person or persons legally entitled thereto.

                (7) Beneficiary, or any successor in ownership of any indebtedness or obligations secured hereby, may from time to time, by instrument in writing, substitute a successor or successors to any Trustee named herein or acting hereunder, which instrument, executed by Beneficiary and duly acknowledged and recorded in the office of the recorder of the county or counties where said property is situated, shall be conclusive proof of proper substitution of such successor Trustee or Trustees, who shall, without conveyance from the Trustee predecessor, succeed to all of its title, estate, rights, powers and duties. Said instrument must contain the name of the original Trustor, Trustee and Beneficiary hereunder, the book and page where this Deed of Trust is recorded and the name and address of the new Trustee.

                (8) That this Deed of Trust applies to, inures to the benefit of, and binds all parties hereto, their heirs legatees, devisees, administrators, executors, successors and assigns. The term Beneficiary shall mean the owner and holder, including pledgees, of the indebtedness and obligations secured hereby, whether or not named as Beneficiary herein. In this Deed of Trust, whenever the context so requires, the masculine gender includes feminine and/or the neutral, and the singular number includes the plural.

                (9) The Trustee accepts this trust when this Deed of Trust, duly executed and acknowledged, is made public record as provided by law. Trustee is not obligated to notify any party hereto pending sale under any other Deed of Trust or of any action or proceeding in which Trustor, Beneficiary or Trustee shall be a party unless brought by Trustee.

                (10) This Deed of Trust and the lien of this Deed of Trust; the obligations of Trustor hereunder; and the rights and interests of Beneficiary hereunder shall be subject and subordinate to that certain deed of trust executed by Trustor in favor of Fremont Investment and Loan and recorded ___________, as Instrument No. ___________, San Francisco County, California Official Records.

Beneficiary may charge for a statement regarding the obligation secured hereby, provided the charge thereof does not exceed the maximum allowed by law.

The undersigned Trustor requests that a copy of any notice of default and any notice of sale hereunder be mailed to Trustor at Trustor's address hereinbefore set forth.

Trustor

   BAKER HAMILTON PROPERTIES, LLC,
   a California limited liability company


                                         By
                                           -------------------------------------
                                              Ronaldo Cianciarulo, President

STATE OF CALIFORNIA          )
                             )ss
COUNTY OF ____________       )

        On this ____________ day of ________________, __________, before me,
____________________________________ a Notary Public in and for the State of
California, personally appeared _______________________________________
personally known to me (or proved on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal

        Signature ___________________

My commission expires ________________.


STATE OF CALIFORNIA          )
                             )ss
COUNTY OF ____________       )


        On this ____________ day of ________________, __________, before me,
_________________________________ a Notary Public in and for the State of
California, personally appeared _______________________________________
personally known to me (or proved on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal

        Signature ___________________

My commission expires ________________.

                                 EXHIBIT 7.7(i)

                          FORM OF ESTOPPEL CERTIFICATE

        Omnicom Group Inc., a New York corporation ("Tenant"), hereby certifies for the benefit of Macromedia, Inc., a Delaware corporation ("Buyer"), with respect to those certain Premises (as defined below) located in San Francisco, California, that all of the following statements are true, except as may be indicated to the contrary herein by Tenant:

        Tenant has accepted, and is in possession of, the premises consisting of the full second floor ("Premises") of the building (the "Building") located at 601 Townsend Street (together with the adjoining parking garage and 625 Townsend Street, the "Property"), consisting of approximately 71,498 square feet, as successor-in-interest to Organic, Inc. ("Organic"), under the terms of that certain lease ("Original Lease") dated November 8, 1999, executed by Baker Hamilton Properties, LLC, a California limited liability company (together with any successor to the interest of the landlord under the Lease [as defined below], "Landlord"), and Organic. The only amendments to said Lease are the following: that certain First Amendment to Lease and Payment Agreement ("First Amendment") dated as of March 20, 2001 by and between Landlord and Organic and that certain Second Amendment to Lease and Payment Agreement dated as of December 3, 2001 by and between Landlord and Organic (the "Second Amendment"). The Original Lease as so amended is referred to herein as the "Lease". All capitalized and undefined terms used in this Estoppel Certificate shall have the meanings given to them in the Lease. The Lease does not include the November 5 Agreement, as defined in the Second Amendment; the November 5 Agreement is of no further force or effect; and Buyer would not be bound by the November 5 Agreement if Buyer were to acquire the Property.

        The interest of the original tenant under the Lease was assigned to Tenant under the teens of that certain Assignment of Lease dated as of January 1, 2003 between Organic, as assignor, and Tenant, as assignee (the "Assignment"), as consented to by Landlord under the provisions of that certain letter dated as of January 29, 2003, as executed by Landlord, Organic and Tenant. The Lease is in full force and effect and constitutes the entire agreement between Landlord and Tenant with respect to the Premises or Property. There are no other agreements, options or rights with respect to the Premises or Property in favor of Tenant or any affiliate of Tenant.

        The term of the Lease commenced on ________________, and expires by its terms on October 31, 2010, unless sooner terminated. The current installment of monthly base rent required to be paid under the Lease is $119,163 and has been paid through _____________, 2003 and no rent has been paid for more than thirty
(30) days in advance of its due date. On November 1, 2006, Monthly Base Rent will increase to $135,412 and will remain at that amount until October 31, 2010. Tenant's rights to terminate the Lease under the provisions of Sections 2.2(c) and 2.3 of the Original Lease have expired and are of no further force or effect.

        Tenant is not in a period of free rent, rental credit, rental concession, rental abatement or other benefit granted to Tenant and is not due any free rent, rental credit, rental concession, rental abatement or other benefit granted to Tenant during the remaining term of the Lease. Without limiting the generality of the foregoing statement, Tenant has no further right to any rent credit under the provisions of Sections 5 or 8 of the First Amendment or Section 4(d) of the Second Amendment. Tenant asserts no claim of default, right of offset, or defense against the payment of rents or other amounts payable under the Lease.

        Tenant is obligated to reimburse Landlord for Tenant's Share (equal to 33.958%) of all Operating Expenses and Taxes. Tenant's Share of Taxes and Operating Expenses is collected monthly based on the estimated amount defined as the Tenant's Additional Rent Deposit in the Original Lease. Tenant's Additional Rent Deposit is currently in the amount of $__________ per month. Tenant is current in the payment of its Tenant's Additional Rent Deposits.

        The total number of parking spaces presently leased by Tenant under the Lease is 72, pursuant to Section 4(h) of the Second Amendment, and the total current monthly parking rent is $________________________.

        Tenant has no right or option to renew or extend the term of the Lease or to enlarge the leased premises or lease additional space in the Building or Property except as follows: pursuant to Section 2.5 of the Original Lease, Tenant may extend the term of the Lease for up to two additional periods of five years each.

        Tenant has no option to purchase or lease, or first right of refusal to purchase or lease with respect to the Premises, the Building or the Property, or any portion thereof, or Landlord's interest therein. Tenant's right to lease or purchase the Expansion Space under the provisions of Article 26 of the Original Lease has expired and is of no further force or effect.

        As of this date, there exists no breach or default under the Lease on the part of either the Tenant or Landlord. Tenant has no right or option to terminate the Lease.

        There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the Bankruptcy laws of the United States or any state thereof, or any other action brought under said Bankruptcy laws with respect to Tenant.

        Tenant has not assigned its interest in the Lease, nor has it sublet any portion of the Premises, except as follows: Organic assigned its interest as tenant in the Lease to Tenant pursuant to the Assignment, and Tenant subleased the Premises back to Organic pursuant to that certain Sublease Agreement dated as of January 1, 2003 by and between Tenant, as overtenant, and Organic, as undertenant.

        Landlord has no further obligation to make or pay for any improvements to Tenant's space or the Property, and any obligation to this effect contained the Lease has been fully performed. Without limiting the foregoing, Tenant agrees that Landlord has paid in full all of the Tenant Improvement Allowance, and that there is no further obligation on the part of Landlord to make any of the Tenant Improvement Allowance available to Tenant or any permitted successor or assign thereof.

        The undersigned is the Tenant under the Lease and has authority to sign this document and to bind said Tenant.

        This Certificate may be relied upon by Landlord, Buyer and any lender to Buyer in connection with Buyer's acquisition or financing of the Building and Property, and acceptance by any lender of an assignment of Buyer's interest in the Lease, as additional security for making a loan.

        [Note: This form is specific to Omnicom and will need to be modified for other tenants.]

Dated: _______________________, 2003

                                  OMNICOM GROUP INC.,
                                  a New York corporation


                                  By: ________________________________

                                  Name: _______________________________

                                  Title: ______________________________

                                 EXHIBIT 7.7(ii)
                         FORM OF LANDLORD'S CERTIFICATE

        Baker Hamilton Properties, LLC, a California limited liability company ("Landlord") hereby certifies for the benefit of Macromedia, Inc., a Delaware corporation ("Buyer"), with respect to those certain Premises (as defined below) located in San Francisco, California, that all of the following statements are true, except as may be indicated to the contrary herein by Landlord:

        1. Omnicom Group, Inc., a New York corporation ("Tenant") has accepted, and is in possession of, the premises ("Premises") located at 601 Townsend Street, San Francisco, California (together with 650 King Street and 625 Townsend Street, San Francisco, California, the "Property"), as successor-in-interest to Organic, Inc. ("Organic"), under the terms of that certain lease ("Original Lease") dated November 8, 1999, executed by Landlord and Organic. The only amendments to said Lease are the following: That certain First Amendment to Lease and Payment Agreement dated as of March 20, 2001 by and between Landlord and Organic and that certain Second Amendment to Lease and Payment Agreement dated as of December 2001, by and between Landlord and Organic. The Original Lease as so amended is referred to herein as the "Lease." The Lease is in full force and effect and constitutes the entire agreement between Landlord and Tenant with respect to the Premises. There are no other agreements, options or rights with respect to the Premises or Property in favor of Tenant or any affiliate of Tenant.

        The interest of Organic under the Lease was assigned to Tenant under the terms of that certain Assignment of Lease dated as of January 1, 2003 between Organic, as assignor, and Tenant, as assignee (the "Assignment"). Landlord has consented to the Assignment.

        2. The term of the Lease commenced on _______________, _________, and expires by its terms on ___________________, _________, unless sooner terminated. The current monthly installment of base rent required to be paid under the Lease is $_______ and has been paid through ______ 2003 and no rent has been paid for more than thirty (30) days in advance of its due date. Tenant is not in a period of free rent, rental credit, rental concession, rental abatement or other benefit granted to Tenant and is not due any free rent, rental credit, rental concession, rental abatement or other benefit granted to Tenant during the remaining term of the Lease, except as set forth in the Lease. Tenant has not asserted, and to Landlord's knowledge, no basis exists for Tenant to assert, any claim of default, right of offset, or defense against the payment of rents or other amounts payable under the Lease except -----------------.

        3. Tenant is obligated to reimburse Landlord for its percentage share of all real property taxes, operating expenses, common area maintenance and insurance expenses affecting the Building of which the Premises are a part, and the current estimated amount of such reimbursements payable monthly by Tenant is $_______________. Tenant is current in the payment of such reimbursable expenses except ________________________________________.

        4. The total number of parking spaces presently leased by Tenant under the Lease is ____________________________, and the total current monthly parking rent is $______________.

        5. Tenant has no right or option to renew or extend the term of the Lease or to enlarge the leased premises except as follows:________________________________________.

        6. Tenant has no option to purchase, or first right of refusal with respect to the Building, of which the Premises are a part, or the Property, or any portion thereof, or Landlord's interest therein except the right of Tenant pursuant to Article 26 of the Original Lease with respect to the Property known as 625 Townsend Street, San Francisco, California.

        7. As of this date, Landlord has no knowledge of any pending or threatened breach or default under the Lease on the part of either the Tenant or Landlord except____________________________. Tenant has no right or option to terminate the Lease.

        8. To Landlord's knowledge, there has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the Bankruptcy laws of the United States or any state thereof, or any other action brought under said Bankruptcy laws with respect to Tenant.

        9. To landlord's knowledge, Tenant has not assigned its interest in the Lease, nor has it sublet any portion of the Premises, except as follows:
Organic assigned its interest as tenant under the Lease to Tenant pursuant to the Assignment and Tenant subleased the Premises back to Organic pursuant to that certain Sublease Agreement dated as of January 1, 2003 by and between Tenant, as sublessor and Organic, as sublesee..

        10. To Landlord's knowledge, Landlord has no further obligation to make or pay for any improvements to Tenant's space, and any obligation of Landlord to this effect contained in the Lease has been fully performed.

        11. The undersigned has authority to sign this document on behalf of Landlord.

        12. This Certificate may be relied upon by Buyer and any lender to Buyer in connection with Buyer's acquisition or financing of the Building of which the Premises are a part, and acceptance by any lender of an assignment of Buyer's interest in the Lease, as additional security for making a loan.

        For purposes of this Certificate, "to Landlord's Knowledge," or words of similar import, shall mean the actual knowledge of Ronaldo Cianciarulo without any obligation to make inquiry of any kind.

Dated:____________________, 2003

                                  BAKER HAMILTON PROPERTIES, LLC,
                                  a California limited liability company


                                  By: _______________________________

                                  Name: _____________________________

                                  Title: ____________________________

                                  EXHIBIT 9.1.1

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO


MAIL TAX STATEMENTS TO


                               FORM OF GRANT DEED

        FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Baker Hamilton Properties, LLC, a California limited liability company ("Grantor") hereby grants to Macromedia, Inc., a Delaware corporation, that certain real property (the "Real Property") located in the City and County of San Francisco, State of California, as more particularly described on Exhibit A attached hereto, together with all easements, privileges and rights appurtenant to the Real Property and pertaining or held or enjoyed in connection therewith and all of Grantor's right, title and interest in and to any real property, lying in the bed of any street, alley, road or avenue to the centerline thereof adjoining the Real Property. The conveyance hereunder is made subject to matters of record in the Official Records of the City and County of San Francisco, California as of the date of this conveyance.

        IN WITNESS WHEREOF, Grantor has executed this Grant Deed as of _________, 2003.

                                   GRANTOR:

                                   Baker Hamilton Properties, LLC,
                                   a California limited liability company


                                  By: _______________________________

                                  Name: _____________________________

                                  Title: ____________________________

STATE OF CALIFORNIA                  )
                                     ) ss.
COUNTY OF __________________         )
                                     )
___________________________________


        On _________________________, 2003, before me, ________________________, personally appeared, ___________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.


_________________________________        (Seal)

                                    EXHIBIT A
                                  TO GRANT DEED

                                LEGAL DESCRIPTION

Real property in the City of San Francisco, County of San Francisco, State of California, described as follows:

Beginning at a point formed by the intersection of the southwesterly line of Seventh Street with the southeasterly line of Townsend Street; running thence southeasterly along the southwesterly line of Seventh Street 275 feet to the northwesterly line of King Street; thence at a right angle southwesterly along the said northwesterly line of King Street 275 feet; thence at a right angle northwesterly 275 feet to the southeasterly line of Townsend Street; and thence at a right angle northeasterly along the said southeasterly line of Townsend Street 275 feet to its intersection with the southwesterly line of Seventh Street and the point of beginning.

Being a portion of 100 Vara Block No. 413.

APN: Lot: 001 Block: 3799

                                  EXHIBIT 9.1.2

                              FORM OF BILL OF SALE

        THIS BILL OF SALE (the "Bill of Sale") is made as of the ____ day of ________, 2003 by Baker Hamilton Properties, LLC, a California limited liability company ("Seller"), in favor of Macromedia, Inc., a Delaware corporation ("Buyer").

                Seller and Buyer are parties to an Option Agreement (the "Option Agreement") dated July ____, 2003 which provides for the sale of certain real property located at 601 Townsend Street, San Francisco, California (the "Real Property").

        In connection with the Option Agreement, Seller is required to convey to Buyer certain items of tangible personal property as hereinafter described.

        NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which are hereby acknowledged, Seller hereby conveys, transfers and delivers to Buyer, its legal representatives, successors and assigns, all of its right, title and interest in and to all tangible personal property of any type owned by Seller and located at the Real Property and used exclusively in connection with the operation of the Real Property (collectively, "Personal Property"). The Personal Property is transferred "As-Is", "Where-Is" without warranties of any kind including without limitation, implied warranties of merchantability or fitness for any particular purpose; provided, however, that Seller does warrant good and marketable title to the Personal Property, free and clear of all liens and encumbrances, save and except for any liens or encumbrances relating to or arising out of the Permitted Exceptions identified pursuant to the Option Agreement.

        IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be duly executed and delivered as of the day and year first above written.

                                   SELLER:

                                   Baker Hamilton Properties, LLC,
                                   a California limited liability company


                                  By: _______________________________

                                  Name: _____________________________

                                  Title: ____________________________

                                  EXHIBIT 9.1.3

                    FORM OF ASSIGNMENT & ASSUMPTION AGREEMENT

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment") is dated as of _________________, 2003 by and between Baker Hamilton Properties, LLC, a California limited liability company ("Assignor") and Macromedia, Inc., a Delaware corporation ("Assignee").

                                 R E C I T A L S

        A. Assignor and Assignee entered into that certain Option Agreement dated as of July ___, 2003 ("Agreement") with respect to the sale of certain Property (as defined in the Agreement).

        B. Pursuant to the Agreement, Assignor is assigning to Assignee and Assignee is acquiring all of Assignor's interest in, to, and under those certain leases described on Exhibit A, attached hereto and incorporated herein by this reference (the "Leases") together with any security deposits paid pursuant to the Leases, except to the extent that Assignor was entitled to and did apply any part of such deposits to tenant obligations under the Leases.

        C. Pursuant to the Agreement, Assignor is obligated to assign to Assignee all assignable current licenses, permits, certificates of occupancy, approvals and entitlements issued, granted or existing in connection with the Real Property (as defined in the Agreement) as well as any and all assignable development rights and other intangible rights, interests or privileges directly relating to or used directly in connection with the Real Property, any assignable right to use the current names of the Real Property, logos, trademarks, tradenames, symbols and promotional materials, and all transferable warranties, guarantees or sureties relating to the Real Property or to the Personal Property (as defined in the Agreement) (collectively, the "Intangible Property"). Assignor is further obligated to assign to Assignee all Service Contracts and other agreements, if any, affecting the Property and listed on Exhibit B attached hereto and incorporated herein by this reference (collectively, the "Service Contracts").

        NOW THEREFORE, for good and valuable consideration, Assignor and Assignee agree:

                                    AGREEMENT

        1. Assignment of Leases. Assignor hereby assigns, conveys, transfers and sets over to Assignee all of Assignor's right, title and interest in, to and under the Leases, together with the security deposits (including without limitation any of the letters of credit given in connection with any of the Leases) paid under the Leases, except to the extent that Assignor was entitled to and did apply any part of such deposits to tenant obligations under the Leases, subject to the rights of the Tenants under the Leases and Assignee hereby accepts such assignment.

        2. Assignment of Service Contracts and Intangible Property. Assignor hereby assigns, sells, transfers, sets over and delivers to Assignee all of Assignor's right, title and interest in and to the Intangible Property and the Service Contracts, and Assignee hereby accepts such assignment.

        3. Assumption of Leases. Assignee hereby assumes and agrees to perform, fulfill and comply with all covenants and obligations to be performed, fulfilled or complied with by the landlord under the Leases accruing from and after the Closing Date, including, but not limited to, payment of all valid claims made by the Tenants with respect to the tenant security deposits, to the extent such security deposits were assigned, and were either paid or credited, to Assignee by Assignor. Assignor shall remain responsible for all Assignor's obligations under or with respect to the Leases accruing prior to the Closing Date.

        4. Additional Assumption. Assignee hereby assumes and agrees to perform, fulfill and comply with all covenants and obligations to be performed, fulfilled or complied with by the owner of the Real Property with respect to the Intangible Property and the Service Contracts accruing on or after the Closing Date. Assignor shall remain responsible for all of Assignor's obligations under or with respect to the Intangible Property and the Service Contracts accruing prior to the Closing Date.

        5. Indemnification. Assignee shall and does hereby indemnify Assignor against, and agrees to hold Assignor harmless of and from all liabilities, obligations, actions, suits, proceedings or claims and costs or expenses, including, but not limited to, reasonable attorneys' fees based upon or arising out of any breach or failure of Assignee to observe or perform any of the obligations of Assignee as set forth in this Assignment. Assignor shall and does hereby indemnify Assignee against, and agrees to hold Assignee harmless of and from all liabilities, obligations, actions, suits, proceedings or claims and costs or expenses, including, but not limited to, reasonable attorneys' fees based upon or arising out of any breach or failure of Assignor to observe or perform any of the obligations of Assignor as set forth in this Assignment.

        6. Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

        7. Defined Terms. Except as otherwise specifically provided in this Assignment, defined terms employed in this Assignment shall have the same meaning as described in the Agreement.

        8. Governing Law. This Assignment and the legal relations between the parties hereto shall be governed by and be construed in accordance with the laws of the State of California.

        9. Counterparts. This Assignment may be executed in counterparts, each of which shall constitute an original. This Assignment shall only be effective if a counterpart is signed by both Assignor and Assignee.

        10. Survival. The provisions of this Assignment shall survive the Closing.


ASSIGNOR:                       ASSIGNEE:

Baker Hamilton Properties,      Macromedia, Inc., a Delaware corporation
LLC, a California limited
liability company

By:                             By:
   --------------------------      ------------------------------------

                                    EXHIBIT A
                     TO ASSIGNMENT AND ASSUMPTION AGREEMENT

                               DESCRIPTION LEASES

                                [To be attached]

                                    EXHIBIT B
                     TO ASSIGNMENT AND ASSUMPTION AGREEMENT

                                SERVICE CONTRACTS

                                [To be attached]

                                   EXHIBIT 9.3

                       FORM OF TENANT NOTIFICATION LETTER

Certified Mail, Return
Receipt Requested

__________________________                          Dated:______________________
__________________________
__________________________

Attn: ________________

                                NOTICE TO TENANT

Tenant address:____________________________

Premises:__________________________________

Lease dated:_______________________________

Landlord:__________________________________

Tenant:____________________________________

        This is to notify you that the undersigned has conveyed its fee interest in the property located at 601 Townsend Street, San Francisco California to Macromedia, Inc., a Delaware corporation ("Buyer"), and in connection therewith has assigned its interest as landlord under your lease, to Buyer, whose address is:

_____________________________
_____________________________
_____________________________

Attn: _______________________

        Commencing as of the date hereof, all rental and other payments under your lease shall be paid to Buyer at the address specified above unless you are otherwise notified in writing by Buyer. All notices to the landlord pursuant to your lease should hereafter be sent to Buyer at the address specified above and all inquires with respect to (and responsibility for) your security deposit should hereafter be directed to Buyer.

                                        Very truly yours,

                                         Baker Hamilton Properties, LLC
                                         a California limited liability company

                                         By: _______________________________

                                 EXHIBIT 14.1.4

                             ARBITRATION OF DISPUTES
                    RELATING TO ESTIMATED RESTORATION COSTS.

        1. Estimators. Within twenty (20) business days after delivery of notice invoking the provisions of this Section, each party shall designate, by written notice to the other party, a licensed general contractor having at least ten (10) years experience in estimating construction costs of major construction projects in the City and County of San Francisco ("City") to estimate the cost or amount in dispute. Each such estimator shall be competent, licensed, qualified by training and experience in the City, disinterested and independent. Each estimator (or if either party fails to appoint its estimator within such twenty (20) business day period, the estimator appointed by the other party) shall make an independent determination of the disputed amount in accordance with the provisions hereof. The estimators may share and have access to objective information in preparing their estimates, but they will otherwise act independently. Each estimator shall complete, sign and submit its written estimate of the disputed construction or replacement cost, as applicable, within fifteen (15) business days after the appointment of both estimators, unless the parties agree to permit a longer period of time. If the higher estimate is not more than one hundred ten percent (110%) of the lower estimate, the disputed amount shall be determined for purposes of this Agreement to equal the average of the two (2) estimates.

        2. Arbitration. If the higher estimate is more than one hundred ten percent (110%) of the lower estimate, the parties shall agree upon and appoint an independent arbitrator within ten (10) business days after the first two (2) estimates have been submitted to the parties. The arbitrator shall have experience acting as an arbitrator of disputes involving construction costs or construction disputes. If the parties do not appoint such arbitrator within such thirty (30) day period, then either party may apply to the Superior Court of the State of California in and for the County of San Francisco for appointment of an arbitrator meeting the foregoing qualifications. If the court denies or otherwise refuses to act upon such application, either party may apply to the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), or any similar provider of professional commercial arbitration services in San Francisco, California, for a list of available arbitrators containing three (3) arbitrators, and each party may strike one potential arbitrator. The remaining arbitrator shall serve as the arbitrator. The arbitrator shall consider the estimates submitted by the parties as well as any other relevant written evidence which the parties may choose to submit. If a party chooses to submit any such evidence, it shall deliver a complete and accurate copy to the other party at the same time it submits the same to the arbitrator. Neither party shall conduct ex parte communications with the arbitrator regarding the subject matter of the arbitration. Within fifteen (15) business days after his or her appointment, the arbitrator shall conduct a hearing, at which Seller and Buyer may each make supplemental oral and/or written presentations, with an opportunity for testimony by the estimators and questioning by the parties and the arbitrator. Within ten (10) business days following the hearing, the arbitrator shall select the estimate submitted by one or the other of the first two (2) estimators, as the more accurate estimate of the disputed amount, in the opinion of the arbitrator. The determination of the arbitrator shall be limited solely to the issue of deciding which of the estimates is closest to the actual disputed value or amount. The arbitrator shall have no right to propose a middle ground or to modify either of the two estimates, or to modify any provision of this Agreement.

        3. Conclusive Determination. Except as provided in California Code of Civil Procedure Section 1286.2 (or its successor), the determination by the estimators or the arbitrator, as applicable, shall be conclusive, final and binding on the parties. Neither the estimators nor the arbitrator shall have any power to modify any of the provisions of this Agreement. Subject to the provisions of this Section, the parties will cooperate to provide all appropriate information to the estimators and the arbitrator. The estimators and the arbitrator will each report their respective determinations in writing, supported by the reasons for the determination.

        4. Conduct of Arbitration Proceeding. Any arbitration proceeding under this Section 14.1.4 shall be subject to California Code of Civil Procedure Sections 1280 to 1294.2 (but excluding Section 1283.05 with respect to discovery), or successor California laws then in effect relating to arbitration generally. Any such proceeding shall be conducted in the City of San Francisco.

        5. Fees and Costs; Waiver. Each party shall bear the fees, costs and expenses of the estimator it selects. The fees, costs and expenses of the arbitrator and the costs and expenses of the arbitration proceeding, if any, shall be shared equally by Seller and Buyer. The parties waive any claims against the estimator appointed by the other party, and against the arbitrator, for negligence, malpractice, or similar claims in the performance of the estimates or arbitration contemplated by this Section.

                                 SCHEDULE 12.2.4

                            DESCRIPTION OF LITIGATION

NONE

                                 SCHEDULE 12.2.5

                            DESCRIPTION OF VIOLATIONS

The width of the sidewalk running along Townsend Street adjacent to the Real Property is not in compliance with applicable zoning requirements. The width of the sidewalk is less than that required.

                                 SCHEDULE 12.2.8

                           DESCRIPTION OF LEASE ISSUES

        With reference to the Lease with Omnicom Group, Inc., discussions are occurring between Seller and such Tenant relating to differences in determination of the amount of reimbursable expenses having been paid and payable by such Tenant to Seller. In addition, differences exist between Seller and Tenant with respect to the return to Tenant of a letter of credit in the amount of $4.3 million dollars in conjunction with issues relating to the performance by Tenant of certain work with respect to the computer server room maintained by Tenant in the premises.

                                 SCHEDULE 12.2.9

                        DESCRIPTION OF COMMISSION ISSUES

        There is a claim being made for additional leasing commissions payable in connection with the Lease with Omnicom Group, Inc. Any such leasing commissions shall be the responsibility of Seller, and Seller shall indemnify, defend, and hold Buyer harmless with respect to such leasing commissions.

                                SCHEDULE 12.2.10

                 DESCRIPTION OF ISSUES RELATING TO DEVELOPMENTAL
                                  REQUIREMENTS

        1. One or more certificates of occupancy may remain to be issued in connection with the Improvements.

        2. A child care fee to the City of San Francisco remains unpaid in connection with the Real Property.

                                                            [LOGO OF MACROMEDIA]

August 12, 2003

Baker Hamilton Properties, LLC
601 Townsend Street, Suite 107
San Francisco, CA 94103
Attention: Ronaldo Cianciarulo

     Re: Option Agreement ("Agreement") dated July 16 2003, by and between Baker Hamilton Properties, LLC, ("Seller") and Macromedia, Inc. ("Buyer")

Gentlemen:

     With reference to the above Agreement and specifically with reference to
Section 1.4 of the above Agreement, please consider this letter notice of Buyer's unequivocal exercise of the Option as described in the Agreement.

     This letter constitutes the "Exercise Notice" as defined in the Agreement.

                                                     Very truly yours,

                                                     /s/ James L. Morgensen
                                                     James L. Morgensen
                                                     Vice President, Real Estate

cc:  Walter F. Merkle

                                                                      Macromedia

                                                             600 Townsend Street
                                                                   San Francisco
                                                           California 94103, USA

                                                              www.macromedia.com